Exhibit 10.2

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

Dated to be Effective as of July 25, 2003

among

AVISTA ENERGY, INC.

and

AVISTA ENERGY CANADA LTD.,

as Co-Borrowers,

and

BNP PARIBAS,

as Administrative Agent, Collateral Agent,

an Issuing Bank, and a Bank

and

FORTIS CAPITAL CORP.

as Documentation Agent,

an Issuing Bank, and a Bank

and

NATEXIS BANQUES POPULAIRES

as a Bank

and

THE OTHER FINANCIAL INSTITUTIONS WHICH

MAY BECOME PARTIES HERETO

i

4.02	Withholding Tax	49
4.03	Illegality	50
4.04	Increased Costs and Reduction of Return	50
4.05	Funding Losses	51
4.06	Inability to Determine Rates	52
4.07	Reserves on Eurodollar Rate Loans	52
4.08	Certificates of Banks	52
4.09	Substitution of Banks	53
4.10	Canadian Withholding Taxes	53
4.11	Survival	53

ARTICLE V	CONDITIONS PRECEDENT	53

5.01	Matters to be Satisfied Upon Execution of Agreement	53
	(a) Loan Documents	53
	(b) Resolutions; Incumbency	53
	(c) Organization Documents; Good Standing	54
	(d) Legal Opinion	54
	(e) Payment of Fees	54
	(f) Certificate	54
	(g) Filings	54
	(h) Other Documents	54
5.02	Matters to be Satisfied Upon Each Credit Extension	55

ARTICLE VI	REPRESENTATIONS AND WARRANTIES	55

6.01	Corporate Existence and Power	55
6.02	Authorization; No Contravention	55
6.03	Governmental Authorization	56
6.04	Binding Effect	56
6.05	Litigation	56
6.06	No Default	56
6.07	ERISA Compliance	56
6.08	Use of Proceeds; Margin Regulations	57
6.09	Title to Properties	57
6.10	Taxes	57
6.11	Financial Condition	58
6.12	Environmental Matters	58
6.13	Regulated Entities	58
6.14	No Burdensome Restrictions	59
6.15	Copyrights, Patents, Trademarks and Licenses, Etc.	59
6.16	Subsidiaries	59
6.17	Insurance	59
6.18	Full Disclosure	59

ARTICLE VII	AFFIRMATIVE COVENANTS	60

7.01	Financial Statements	60
7.02	Certificates; Other Information	61
7.03	Notices	62

7.04	Preservation of Corporate Existence, Etc.	63
7.05	Maintenance of Property	64
7.06	Insurance	64
7.07	Payment of Obligations	64
7.08	Compliance with Laws	64
7.09	Compliance with ERISA	65
7.10	Inspection of Property and Books and Records	65
7.11	Environmental Laws	65
7.12	Use of Proceeds	65
7.13	Borrowing Base Audit	65
7.14	Risk Management Procedures Audit	65
7.15	Payments to Bank Blocked Accounts	66
7.16	Compliance with FERC	67
7.17	[Intentionally Deleted]	67
7.18	Estimate of Net Working Capital	67
7.19	Further Information	67

ARTICLE VIII	NEGATIVE COVENANTS	67

8.01	Limitation on Liens	67
8.02	Consolidations and Mergers	69
8.03	Limitation on Indebtedness	69
8.04	Transactions with Affiliates	69
8.05	Use of Proceeds	69
8.06	Contingent Obligations	69
8.07	Restricted Payments	70
8.08	ERISA	70
8.09	Change in Business	70
8.10	Accounting Changes	70
8.11	Value at Risk of Open Positions	70
8.12	Consolidated Financial Covenants	71
8.13	Risk Management Policy	71
8.14	Hourly and Daily Trading Expense	71
8.15	Loans and Investments	71
8.16	Certification	73
8.17	Change of Management	73
8.18	Stress Test Short Term Book/Long Term Book	73
8.19	Posted Collateral Investments	73
8.20	Wells Fargo FX Documents	73

ARTICLE IX	EVENTS OF DEFAULT	73

9.01	Event of Default	73
	(a) Non–Payment	73
	(b) Representation or Warranty	73
	(c) Covenant Defaults	74
	(d) Cross–Default	74
	(e) Insolvency; Voluntary Proceedings	74
	(f) Involuntary Proceedings	74

	(g) ERISA	74
	(h) Monetary Judgments or Orders	75
	(i) Non–Monetary Judgments or Orders	75
	(j) Change of Control	75
	(k) Adverse Change	75
	(l) Guarantor Defaults	75
	(m) Guarantor Cross-Default	75
	(n) Downgrade of Avista Corporation	76
9.02	Remedies	76
9.03	Rights Not Exclusive	76

ARTICLE X	THE ADMINISTRATIVE AGENT	77

10.01	Appointment and Authorization	77
10.02	Delegation of Duties	77
10.03	Liability of Agent	77
10.04	Reliance by Administrative Agent	78
10.05	Notice of Default	78
10.06	Credit Decision	79
10.07	Indemnification	79
10.08	Agents in Individual Capacity	80
10.09	Successor Administrative Agent	80
10.10	Collateral Matters	80
10.11	Monitoring Responsibility	81

ARTICLE XI	MISCELLANEOUS	81

11.01	Amendments and Waivers	81
11.02	Notices	82
	(a) General	82
	(b) Effectiveness of Facsimile Documents and Signatures	83
	(c) Limited Use of Electronic Mail	83
	(d) Reliance by Administrative Agent and Banks	83
11.03	No Waiver; Cumulative Remedies	83
11.04	Costs and Expenses	84
11.05	Indemnity	84
11.06	Payments Set Aside	85
11.07	Successors and Assigns	85
11.08	Assignments, Participations, Etc.	85
11.09	Set–off	87
11.10	Automatic Debits of Fees	87
11.11	Notification of Addresses, Lending Offices, Etc.	88
11.12	Bank Blocked Accounts Charges and Procedures: Paribas Investment Accounts	88
11.13	Counterparts	88
11.14	Severability	89
11.15	No Third Parties Benefited	89
11.16	Governing Law and Jurisdiction	89
11.17	Waiver of Jury Trial	89

11.18	Entire Agreement	90
11.19	Fortis Capital Corp. as Documentation Agent	90
11.20	Reliance of Co-Borrowers	90
11.21	Nature of Obligations	90
11.22	Amendment and Restatement	90

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT is entered into effective as of July 25, 2003, among AVISTA ENERGY, INC., a Washington corporation (“Avista”) and AVISTA ENERGY CANADA LTD., a corporation of the province of Alberta, Canada (“Avista Canada”) (jointly, severally and collectively, the “Co-Borrowers,” and each individually, a “Co-Borrower”), BNP PARIBAS (“BNP Paribas”) as Administrative Agent, Collateral Agent, an Issuing Bank, and a Bank, FORTIS CAPITAL CORP. (“Fortis”) as Documentation Agent, an Issuing Bank, and a Bank, NATEXIS BANQUES POPULAIRES (“Natexis”) as a Bank, and each other financial institution which may become a party hereto (the “Banks”).

WHEREAS, the Co-Borrowers and Bank of America N.A. entered into that certain Second Amended and Restated Credit Agreement dated to be effective as of June 29, 2001 (as amended, modified and supplemented from time to time, the “Existing Credit Agreement”); and

WHEREAS, the Banks and the Co-Borrowers desire again to amend and restate the Existing Credit Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Defined Terms. The following terms have the following meanings:

“Account” has the meaning stated in the New York Uniform Commercial Code.

“Account Debtor” means a Person who is obligated to a Co-Borrower under an Account of such Co-Borrower.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the relevant Co-Borrower or the Subsidiary is the surviving entity.

“Activation Period” means the period following receipt by Wells Fargo of an Activation Notice under the Override Agreement during which the Collateral Agent, on behalf of the Banks, exercises control over the Accounts specified in the Override Agreement.

“Administrative Agent” means BNP Paribas.

“Administrative Agent’s Payment Office” means the address for payments set forth on Schedule 11.02 hereto in relation to the Administrative Agent, or such other address as the Administrative Agent may from time to time specify.

“Adjusted Net Working Capital” means the sum of (i) Net Working Capital, (ii) cash securing Letters of Credit issued under the Collateralized L/C Line, and (iii) fifty percent (50%) of the amount of any loans made by either of the Co-Borrowers to Avista Capital).

“Adjusted Pro Rata Share” means, as to any Bank at any particular time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of (a) an amount equal to such Bank’s Line Portion plus, in the case of BNP Paribas or any of its affiliates, the amount of advances made by way of Daylight Overdrafts which have not been reimbursed pursuant to Subsection 2.01(c) hereof or otherwise repaid, plus, in the case of each Swap Bank, the amount of obligations (including, without limitation, liquidation obligations) owed to the Swap Banks under Swap Contracts to the extent such obligations have not been paid pursuant to Subsection 2.01(c) hereof, divided by (b) the total amount of the Borrowing Base Line plus the total amount of the Collateralized L/C Line, plus the amount of advances made by way of Daylight Overdrafts which have not been reimbursed pursuant to Subsection 2.01(c) hereof or otherwise repaid, plus the amount of obligations (including, without limitation, liquidation obligations) owed to the Swap Banks under Swap Contracts to the extent such obligations have not been paid pursuant to Subsection 2.01(c) hereof or otherwise, if any.

“Advance Maturity Date” means the maturity date of advances made hereunder which for Base Rate Loans will be the earliest to occur of (a) 90 days from the date of the Borrowing or (b) the Expiration Date, and for Eurodollar Rate Loans will be the end of the Interest Period for such Eurodollar Rate Loan.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agents” means BNP Paribas and Fortis in their capacities as agents for the Banks hereunder, and any successor agents arising under Section 10.09.

“Agent-Related Persons” means BNP Paribas and Fortis and any successor agent arising under Section 10.09, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Credit Exposure Percentage” means, as to any Bank in the event repayment is made to the Banks by a Guarantor or by either Co-Borrower after a declaration of a Default by the Required Banks or made pursuant to a liquidation of Collateral, whether by setoff or otherwise (the date on which such Default is declared, the “determination date”), the decimal equivalent of a fraction,

(A) the numerator of which is equal to (i) the highest amount of such Bank’s outstanding Revolving Loans and Reducing L/C Borrowings following the determination date, plus (ii) the highest amount of such Bank’s participation interest in any L/C Obligations outstanding following the determination date not repaid by Revolving Loans or Overdraft Advances, plus (iii) in the case of BNP Paribas, the highest amount of outstanding advances by way of Daylight Overdrafts which have not been reimbursed pursuant to Subsection 2.01(c) hereof or otherwise repaid, plus (iv) in the case of each Swap Bank, the aggregate amount of Obligations owed to such Swap Bank following the determination date in respect of such Swap Contracts existing on the determination date (including the amounts payable to such Swap Bank upon termination of such Swap Contracts), but only to the extent that other Banks have not purchased participations in such Swap Contracts or such Obligations have not otherwise been repaid (i) by either Co-Borrower or a Guarantor, whether such payment is made utilizing operating cash, cash collateral in an Insolvency Proceeding or otherwise, or (ii) with proceeds of Revolving Loans or Overdraft Advances, and

(B) the denominator of which is the sum of (i) the highest amount of all Banks’ outstanding Revolving Loans and Reducing L/C Borrowings following the determination date, plus (ii) the highest amount of all L/C Obligations outstanding following the determination date not repaid by Revolving Loans or Overdraft Advances, plus (iii) the highest amount of outstanding advances by way of Daylight Overdrafts which have not been reimbursed pursuant to Subsection 2.01(c) hereof or otherwise repaid, plus (iv) the aggregate amount of Obligations owed to the Swap Banks following the determination date in respect of Swap Contracts existing on the determination date (including the amounts payable to the Swap Banks upon termination of the Swap Contracts), but only to the extent that other Banks have not purchased participations in such Swap Contracts or such Obligations have not otherwise been repaid (i) by either Co-Borrower or a Guarantor, whether such payment is made utilizing operating cash, cash collateral in an Insolvency Proceeding or otherwise, or (ii) with proceeds of Revolving Loans or Overdraft Advances.

“Agreement” means this Third Amended and Restated Credit Agreement.

“Applicable Margin” means:

(a) with respect to Base Rate Loans: 0%

(b) with respect to Eurodollar Rate Loans: 1.50%

“Approved Brokerage Accounts” means brokerage accounts maintained by either Co-Borrower with brokerage companies approved by Banks for the purpose of allowing Co-Borrowers to engage in the purchase and sale of commodity futures, commodity options, forward or leverage contracts and/or actual or cash commodities, and subject to a fully perfected first priority security interest in favor of the Collateral Agent for the benefit of the Banks (including a tri-party control agreement, acceptable to the Banks).

“Assignee” has the meaning specified in Subsection 11.08(a).

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“Avista Blocked Account” has the meaning specified in Section 7.15.

“Avista Capital” means Avista Capital, Inc., a Washington corporation, the parent company of Avista.

“Avista Corporation” means Avista Corporation, a Washington corporation, the parent company of Avista Capital.

“Bank Blocked Accounts” means (i) account maintained by Avista with Wells Fargo, (ii) multicurrency account maintained by Avista with Wells Fargo and (iii) multicurrency account maintained by Avista Canada with Wells Fargo.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as amended (11 U.S.C. § 101, et seq.).

“Banks” shall mean BNP Paribas, Fortis, Natexis and the other lending institutions which have been added to this Agreement pursuant to the amendments to this Agreement. At such time as additional lending institutions are added to this Agreement, either through an amendment to this Agreement or through an Assignment and Acceptance in accordance with Subsection 11.08(a) hereof, the term “Banks” shall include such additional lending institutions.

“Base Rate” means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; or (b) the rate of interest in effect for such day as publicly announced from time to time by BNP Paribas in New York, New York, as its “Prime Rate.” (The “Prime Rate” is a rate based upon various factors, including costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the “Prime Rate” shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan bearing interest based upon the Base Rate.

“Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which a Co-Borrower sponsors or maintains or to which a Co-Borrower makes, is making, or is obligated to make contributions, excluding any Plans.

“BNP Paribas” means BNP Paribas, a bank organized under the laws of France.

“Borrowing” means a borrowing hereunder consisting of Revolving Loans made to the Co-Borrowers on the same day by the Banks under Article II.

“Borrowing Base Cap” means at any time an amount equal to the lesser of:

(a)	$110,000,000.00 less L/C Obligations under the Collateralized L/C Line;

(b)	the Elected Line Cap; or

(c)	the sum of:

(i) (x) 100% of Cash Collateral and other liquid investments having a tenor under 90 days and (y) 95% of Cash Collateral and other liquid investments with tenors beyond 90 days but less than 360 days, which Cash Collateral and other liquid investments listed in (x) and (y) shall be acceptable to the Banks in their sole discretion and which are subject to a first perfected security interest in favor of the Collateral Agent, as collateral agent for the Banks, and which have not been used in determining availability for any other advance or Letter of Credit Issuance or for instruments to hedge Canadian dollar exposure related to purchases and sales of Product; provided that no more than 75% of Cash Collateral and other such liquid investments shall have a tenor between 90 – 180 days; provided, further, that no more than 25% of Cash Collateral and other such liquid investments shall have a tenor between 181 – 360 days; plus

(ii) 90% of Eligible Accounts which are not being used in determining availability for any other Loan or Letter of Credit Issuance net of any Out-of-the-Money Positions by counterparty, not to exceed related amounts included in Eligible Accounts; plus

(iii) 90% of equity (i.e. amounts in excess of margin requirements) in Approved Brokerage Accounts; plus

(iv) 80% of Eligible Exchange Receivables which are not being used in determining availability for any other Loan or Letter of Credit Issuance net of any remaining Out-of-the-Money Positions by counterparty, not to exceed related amounts included in Eligible Exchange Receivables; plus

(v) 80% of Eligible Inventory consisting of natural gas which is not being used in determining availability for any other advance or Letter of Credit Issuance; plus

(vi) 85% of Unbilled Eligible Accounts which are not being used in determining availability for any other Loan or Letter of Credit Issuance net of any remaining Out-of-the-Money Positions by counterparty, not to exceed related amounts included in Unbilled Eligible Accounts; plus

(vii) 80% of Undelivered Product Value; less

(viii) 50% of Posted Collateral; less

(ix) the net amounts due to the Swap Banks under Swap Contracts unless and to the extent such amounts are secured by cash pledges of cash not otherwise included in the Borrowing Base Cap or by a Letter of Credit, less

(x) the US Dollar Equivalent of an amount equal to CDN $650,000, which amount represents potential amounts which may be or become due to Wells Fargo under Canadian dollar checking account services; such amount to be subtracted herein whether or not such amount is due to Wells Fargo under such checking account services, less

(xi) the amounts that would be subject to a so-called “First Purchaser Lien” as defined in Texas Bus. & Com. Code Section 9.343, comparable laws of the states of Oklahoma, Kansas, Wyoming or New Mexico, or any other comparable law, unless a Letter of Credit secures payment of all amounts subject to such First Purchaser Lien.

In no event shall any amounts described in (c)(i) through (c)(vii) above which may fall into more than one of such categories be counted more than once when making the calculation under subsection (c) of this definition.

NOTWITHSTANDING THE FOREGOING, AT NO TIME WILL THE BORROWING BASE CAP BE IN AN AMOUNT IN EXCESS OF THE TOTAL LINE PORTION AMOUNTS AS SET FORTH ON SCHEDULE 2.01 FROM TIME TO TIME.

“Borrowing Base Line” means that certain line of credit in an amount of up to the lesser of (i) $110,000,000.00 or (ii) the amount that at the time of determination is as set forth on Schedule 2.01, which amount is initially $110,000,000.00. The line is for the purpose of (a) providing working capital related to the purchase and resale of Product; (b) providing for Letters of Credit to secure suppliers of Product; (c) to purchase Swap Contracts from time to time; (d) making Daylight Overdrafts and funding payments due to BNP Paribas for unreimbursed Daylight Overdrafts; (e) funding payments due to any Swap Bank or any of its Affiliates under any Swap Contract; and (f) providing for Letters of Credit to support payments owed to counterparties under swap contracts and to support performance obligations to counterparties. Amounts outstanding under the Borrowing Base Line may not exceed the Borrowing Base Cap.

“Borrowing Base Report” means a report detailing all Collateral which has been or is being used in determining availability for an advance or letter of credit issuance under the Borrowing Base Line, such report to be in the form attached hereto as Exhibit E.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.

“Business Day” (a) with respect to all matters other than those related to Eurodollar Rate Loans, means any day other than a Saturday, Sunday or other day on which commercial banks in, New York City and Dallas, Texas are authorized, or in New York City or Dallas, Texas are required, by law to close and (b) means, for purposes of determining business days in connection with Eurodollar Rate Loans, any day on which transactions are made in the applicable offshore dollar interbank market other than a Saturday, Sunday or other day on which commercial banks in New York City and London, England are authorized or required, by law to close.

“California Receivables” mean accounts receivables due from California Power Exchange, Automated Power Exchange and California Independent System Operators, net of specific bad debt reserves established for these receivables.

“Canadian Dollar Equivalent” means, with respect to any Dollars, the amount of such Dollars converted to Canadian dollars computed at BNP Paribas’ selling rate for Dollars most recently in effect on or prior to the date of determination.

“Canadian Investment Accounts” means those certain investment accounts maintained by Avista and Avista Canada with Wells Fargo, as such term is defined in the Security Agreements executed by Avista and Avista Canada.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Bank or of any corporation controlling a Bank.

“Capital Stock” means capital stock, equity interest or other obligations or securities of, or any interest in, any Person.

“Cash Collateral” means currency issued by the United States and Marketable Securities both of which have been Cash Collateralized for the benefit of the Banks.

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Banks, Cash Collateral as collateral for the Obligations pursuant to documentation in form and substance satisfactory to the Collateral Agent (which documents are hereby consented to by the Banks). The Co-Borrowers hereby grant the Collateral Agent, for the benefit of the Banks, a security interest in all such Cash Collateral. Cash Collateral shall be maintained in the Bank Blocked Accounts, the Paribas Investment Accounts, the Wells Fargo Investment Accounts, or the Canadian Investment Accounts.

“Change of Control” means (i) with respect to Avista, the failure of Avista Capital to own 80% of the Capital Stock and other ownership rights in Avista or the sale, pledge, hypothecation, assignment or other transfer by Avista Capital of any of such ownership rights, in either case, without the prior written consent of the Banks, (ii) with respect to Avista Canada, the failure of Avista to own 100% of the Capital Stock or other ownership rights in Avista Canada or the sale, pledge, hypothecation, assignment or other transfer by Avista of any of such ownership rights, in either case, without the prior written consent of the Banks, and (iii) with respect to Avista Capital, the failure of Avista Corporation to own 100% of the Capital Stock or other ownership rights in Avista Capital or the sale, pledge, hypothecation, assignment or other transfer by Avista Corporation of any of such ownership rights, in either case, without the prior written consent of the Required Banks.

“Closing Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by all Banks.

“Co-Borrower” means any individual Co-Borrower.

“Co-Borrowers” means jointly, severally, and collectively, Avista and Avista Canada.

“Co-Borrowers’ Sub-limit” means the individual lines under the Credit Lines for each of the Co-Borrowers as set forth on Schedule 2.01. Amounts utilized under the Dollar Advance Sub-limit, the Overdraft Advance Sub-limit and the Daylight Overdraft Sub-limit reduce the amounts available under the Borrowing Base Line. Further, the aggregate amounts utilized under the Credit Lines may not exceed the Facility Amount.

“Co-Borrowers Sub-limit Portion” means each Bank’s portion of the Co-Borrowers Sub-limits as is set forth on Schedule 2.01 from time to time.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means all personal property and assets of each of the Co-Borrowers including, without limitation, all accounts, chattel paper, contract rights, deposit accounts, documents, equipment, investment accounts, investment property, instruments, inventory, letter-of-credit rights, natural gas in transit, supporting obligations, the Bank Blocked Accounts, the Wells Fargo Investment Accounts, the Canadian Investment Accounts, stock, partnership interests, and general intangibles, including without limitation payment intangibles, whether presently existing or hereafter acquired or created and the proceeds thereof.

“Collateral Agent” means BNP Paribas.

“Collateralized L/C Line” means that certain line of credit in an amount of up to the lesser of (i) $50,000,000.00 or (ii) the amount that at the time of determination is set forth on Schedule 2.01, which amount is initially $50,000,000.00. The line is for the purpose of providing Cash Collateralized Letters of Credit to (a) support payments owed to counterparties under swap contracts and (b) support purchases of Product under contracts which require letters of credit with tenors of up to two years but with expiration dates not to extend beyond the Maturity Date.

“Compliance Certificate” means a certificate, in form attached hereto as Exhibit C, whereby the Co-Borrowers certify that they are in compliance with this Agreement.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (which obligations and Person are referred to herein as the “primary obligation” and the “primary obligor,” respectively), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing and any master agreement relating to or governing any or all of the foregoing.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.04, the Co-Borrowers (a) convert Loans of one Type to another Type, or (b) continue such Loans as Loans of the same Type, but with a new Interest Period.

“Copac Management” means Copac Management Inc., a corporation of the Province of Alberta, Canada, a wholly owned subsidiary of Avista Canada.

“Credit Extension” means and includes (a) the making of any Revolving Loans hereunder; or (b) the Issuance of any Letters of Credit hereunder.

“Credit Lines” means the Borrowing Base Line and the Collateralized L/C Line.

“Daylight Overdrafts” means overdrafts extended by BNP Paribas to the Co-Borrowers pursuant to a request by the Co-Borrowers.

“Daylight Overdraft Sub-limit” means that certain Daylight Overdraft Sub-limit under the Borrowing Base Line set forth in Schedule 2.01.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

“Default Rate” has the meaning specified in Subsection 2.08(a).

“Documentary L/C” means a Letter of Credit which is intended at the time of Issuance to be drawn upon and excludes standby letters of credit.

“Dollar Advance” means any advance under the Borrowing Base Line other than an Overdraft Advance or a Daylight Overdraft.

“Dollar Advance Sub-limit” means a limitation upon Dollar Advances under the Borrowing Base Line equal to $30,000,000.00.

“Dollar Equivalent” of any Canadian dollars shall mean the amount of such Canadian dollars converted to Dollars computed at BNP Paribas’ selling rate for Canadian dollars most recently in effect on or prior to the date of determination.

“Dollars”, and “$” each mean lawful money of the United States.

“Economic Basis” means the calculation of financial accounting terms using mark to market of certain assets and liabilities as if the accounting standards of the Emerging Issues Task Force (EITF) under EITF-98-10 (accounting for contracts involved in energy trading and risk management activities) still applied.

“Effective Amount” means (a) with respect to any Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date; and (b) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including changes as a result of expiration or cancellation, any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date. In determining the Effective Amount of any Letter of Credit that is denominated in Canadian dollars, Administrative Agent may at any time determine the Dollar Equivalent of such Letter of Credit and if Administrative Agent determines that the Dollar Equivalent is in excess of the U.S. Dollar amounts shown on Administrative Agent’s books and records at such time, Administrative Agent may advise the Co-Borrowers. In such event, the Effective Amount of such Letter of Credit shall be deemed to be the Dollar Equivalent amount and Administrative Agent shall record and reflect such revised amount on its books and records.

“Elected Line Cap” means the amount which the Co-Borrowers may elect for purposes of determining availability under the Borrowing Base Line from time to time or at any time, but no more frequently than six (6) times per calendar year, initially zero (0) which amount may be $40,000,000.00, $50,000,000.00, $60,000,000.00, $80,000,000.00, $100,000,000.00, or $110,000,000.00. The Elected Line Cap shall continue in effect until again changed by Co-Borrowers in accordance with this Agreement or until automatically reduced as hereinafter set forth. Notwithstanding the foregoing, the Co-Borrowers may not elect an Elected Line Cap unless Co-Borrowers’ Net Working Capital and Net Worth at the time of election are greater than, or equal to, the amounts specified below:

(a) If the Co-Borrowers elect $40,000,000.00, their Net Working Capital must be at least $15,600,000.00 and their Net Worth must be at least $130,000,000.00; or

(b) If the Co-Borrowers elect $50,000,000.00, their Net Working Capital must be at least $17,000,000.00 and their Net Worth must be at least $130,000,000.00; or

(c) If the Co-Borrowers elect $60,000,000.00, their Net Working Capital must be at least $19,000,000.00 and their Net Worth must be at least $130,000,000.00; or

(d) If the Co-Borrowers elect $80,000,000.00, their Net Working Capital must be at least $23,000,000.00 and their Net Worth must be at least $130,000,000.00; or

(e) If the Co-Borrowers elect $100,000,000.00, their Net Working Capital must be at least $27,000,000.00 and their Net Worth must be at least $130,000,000.00; or

(f) If the Co-Borrowers elect $110,000,000.00, their Net Working Capital must be at least $29,000,000.00 and their Net Worth must be at least $130,000,000.00.

The Co-Borrowers shall elect which Elected Line Cap is in effect from time to time by delivering to the Administrative Agent a written notice of such election in the form of Exhibit G which is attached hereto. In the event that after the Co-Borrowers make an Elected Line Cap election, the Co-Borrowers’ Net Working Capital or Net Worth as reflected on a Compliance Certificate delivered to the Administrative Agent are not in compliance with the requirements set forth above, the Elected Line Cap shall be automatically reduced to the appropriate level set forth above to cause compliance with the requirements set forth above, provided that if the Co-Borrowers fail to qualify for (b) through (f), then the Elected Line Cap shall be $40,000,000.00. Such reduction shall take place upon Banks’ approval of such Compliance Certificate or notice of election. Until such time as the Co-Borrowers elect a different Elected Line Cap, the Elected Line Cap shall remain unchanged unless the Co-Borrowers fail to comply with the requirements set forth above.

“Eligible Accounts” means, at the time of any determination thereof, each of the Co-Borrowers’ Accounts as to which the following requirements have been fulfilled to the satisfaction of all the Banks:

(a) Such Account (if for an amount in excess of $750,000.00) either (i) is the result of a sale to an Account Debtor who has been pre-approved for such purpose by all the Banks, in writing, in their sole discretion, or (ii) is secured by letters of credit in form acceptable to the Banks in their sole discretion and issued by banks approved by all the Banks in their sole discretion;

(b) Such Co-Borrower has lawful and absolute title to such Account;

(c) Such Account is a valid, legally enforceable obligation of the Person who is obligated under such Account for goods actually delivered to such Account Debtor in the ordinary course of such Co-Borrower’s business;

(d) Such Account shall have excluded therefrom any portion that is subject to any dispute, offset, counterclaim or other claim or defense on the part of the Account Debtor or to any claim on the part of the Account Debtor denying liability under such Account; provided, however, that in the event that the portion that is subject to any such dispute, offset, counterclaim or other claim or defense is secured with a Letter of Credit, such portion secured by the Letter of Credit shall not be excluded;

(e) Such Account is not evidenced by any chattel paper, promissory note or other instrument;

(f) Such Account (and any letter of credit securing it) is subject to a fully perfected first priority security interest (or properly filed and acknowledged assignment, in the case of U.S. government contracts, if any) in favor of Administrative Agent pursuant to the Loan Documents, prior to the rights of, and enforceable as such against, any other Person, and such Account is not subject to any security interest or Lien in favor of any Person other than the Liens of the Banks pursuant to the Loan Documents;

(g) Such Account shall have excluded therefrom (i) any portion which is not payable in Dollars in the U.S. or Canadian dollars in Canada or the U.S., and (ii) one percent (1%) of any portion which is so payable in Canadian dollars;

(h) Such Account is due and payable within 30 days or less (or 60 days or less, if the Account Debtor is a governmental entity) from the date of the invoice and payment thereof is not delinquent, and no extension or indulgence has been granted extending the due date beyond a 30 day period (or 60 days, as the case may be), except if such Account by its terms provides for a 30 day payment period, then such Account shall be eligible for up to 45 days from the date of invoice;

(i) No Account Debtor in respect of such Account is (i) an Affiliate of either Co-Borrower, or (ii) incorporated in or primarily conducting business in any jurisdiction outside of the U.S. or Canada, unless such Account Debtor and the Account is approved in writing by all the Banks; and

(j) No Account Debtor in respect of such Account is insolvent or subject to an Insolvency Proceeding.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000.00; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000.00, provided that such bank is acting through a branch or agency located in the United States; and (c) any Bank or a Person that is primarily engaged in the business of commercial lending and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.

“Eligible Exchange Receivables” means all enforceable rights of a Co-Borrower to receive Product in the ordinary course of business in exchange for the sale or trade of Product previously delivered to the exchange debtor by such Co-Borrower which (a) are evidenced by a written agreement enforceable against the exchange debtor thereof, (b) are current pursuant to the terms of the contract or invoice, (c) are subject to a perfected, first Lien in favor of the Administrative Agent for the benefit of the Banks subject only to Permitted Liens, and no other Lien, charge, offset, defense, counterclaim or claim, (d) are not the subject of a dispute between the exchange debtor and such Co-Borrower, (e) are valued at Platt’s spot market price or an independent posting acceptable to all the Banks in their sole discretion, (f) if arising pursuant to contracts involving an amount in excess of $750,000, are contracts by exchangers pre-approved by all the Banks in their sole discretion, or contracts secured by letters of credit in form acceptable to all the Banks in their sole discretion and issued by banks approved by all the Banks in their sole discretion, and (g) have not been otherwise determined by any of the Banks in their sole discretion to be unacceptable to them. The Product and Account relating to or creating any Eligible Exchange Receivable shall not be simultaneously included in any other availability calculation, including, without limitation, Undelivered Product Value, Eligible Inventory or Eligible Accounts. No Exchange Receivable shall be considered an Eligible Exchange Receivable if the exchange debtor in respect of such Exchange Receivable is insolvent or subject to an Insolvency Proceeding.

“Eligible Inventory” means, at the time of determination thereof, all of each Co-Borrower’s natural gas inventory stored in terminals (and provided the Banks must have approved all terminal owners) valued at current market price (as referenced by a published source acceptable to all the Banks in their sole discretion), and in all instances as to which the following requirements have been fulfilled to the satisfaction of all the Banks:

(i) The inventory is owned by such Co-Borrower free and clear of all Liens in favor of third parties, except Liens in favor of the Administrative Agent for the benefit of the Banks under the Loan Documents and except for Permitted Liens;

(ii) The inventory has not been identified to deliveries with the result that a buyer would have rights to the inventory that would be superior to the Administrative Agent’s security interest, nor shall such inventory have become the subject of a customer’s ownership or Lien;

(iii) The inventory is in transit in the U.S. or Canada under the control and ownership of such Co-Borrower or is in a pipeline or a bill of lading has been issued to the Administrative Agent if such inventory is in the hands of a third party carrier or is located in the U.S. at the locations described on Schedule 7.03(f), or at such other place as has been specifically agreed to in writing by all the Banks and such Co-Borrower; and

(iv) The inventory is subject to a fully perfected first priority security interest in favor of the Administrative Agent for the benefit of the Banks pursuant to the Loan Documents.

“Eligible Subordinated Debt” means Subordinated Debt not to exceed 50% of (i) the minimum Net Working Capital required under Section 8.12(a) or, if greater, (ii) the level of Net Working Capital for the Elected Line Cap in effect at the time the Subordinated Debt is incurred.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Co-Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by a Co-Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Co-Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) the receipt of a written or oral statement by the PBGC which might reasonably be expected to constitute or indicate grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or

Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Co-Borrower or any ERISA Affiliate.

“Eurodollar Effective Amount” means the product of the principal amount of a Eurodollar Rate Loan or requested Eurodollar Rate Loan and the number of days in the applicable Interest Period for such Eurodollar Rate Loan.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) three (3) Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) three (3) Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by BNP Paribas and with a term equivalent to such Interest Period would be offered by BNP Paribas’ London Branch as stated on Telerate News Service Page 3750 as of 11:00 a.m. (London time) three (3) Business Days prior to the first day of such Interest Period. If such interest rates shall cease to be available from Telerate News Service, such interest rates shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Co-Borrowers.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and regulations promulgated thereunder.

“Existing Advances” means all Loans outstanding under the Existing Credit Agreement on the Closing Date.

“Expiration Date” means the earliest to occur of:

(a) July 23, 2004; or

(b) the date an Event of Default occurs.

“Facility Amount” means $110,000,000.00.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal Funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal Funds transactions in New York City selected by the Administrative Agent.

“Fiscal Quarter” means the quarterly periods ending March 31, June 30, September 30 and December 31.

“Fortis” means Fortis Capital Corp., a Connecticut corporation.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Further Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholding or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantors” means each of Avista Capital and Copac Management.

“Guaranty” means a guaranty agreement in form and substance acceptable to Administrative Agent and the Banks, which has been executed by a Guarantor and delivered to Administrative Agent for the benefit of the Banks.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Honor Date” has the meaning specified in Subsection 3.03(b).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all obligations with respect to swap contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnified Person” has the meaning specified in Section 11.05.

“Independent Auditor” has the meaning specified in Subsection 7.01(a).

“Insolvency Proceeding” means, with respect to any Person (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the fifth Business Day of each month.

“Interest Period” means, as to any Eurodollar Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Eurodollar Rate Loan, and ending on the date one, two or three months thereafter selected by the Co-Borrowers as the ending date thereof in its Notice of Borrowing or Notice of Conversion/Continuation;

provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period pertaining to an Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Expiration Date.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Bank” means BNP Paribas and Fortis, and in the future means any Bank which Issues Letters of Credit hereunder, in such Bank’s capacity as an issuer of one or more Letters of Credit hereunder.

“L/C Advance” means each Bank’s participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Amendment Application” means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use at Issuing Bank, as Issuing Bank shall request.

“L/C Application” means an application form for Issuances of standby or commercial documentary letters of credit as shall at any time be in use at Issuing Bank, as Issuing Bank shall request. Each L/C Application requesting the Issuance of a Letter of Credit to support the trading of Product shall include a certification that the Co-Borrowers are in compliance with the applicable sub-limit for such type of letter of credit.

“L/C Borrowing” means an extension of credit resulting from either a drawing under any Letter of Credit or a Reducing L/C Borrowing, which extension of credit shall not have been reimbursed on the date when made nor converted into a Borrowing of Dollar Advances under Section 3.03.

“L/C Cap” means the maximum availability for Issuance of Letters of Credit under the Borrowing Base Line which shall be an amount equal to the Borrowing Base Cap less the Effective Amount of the outstanding Revolving Loans.

“L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

“L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including, but not limited to, any of Issuing Bank’s standard form documents for letter of credit issuances.

“L/C Sub-limit” means the limits upon L/C Obligations for each of the Co-Borrowers under particular types of Letters of Credit Issued under the Credit Lines as set forth on Schedule 2.01. Subject to the individual sub-limits referenced in Schedule 2.01, any Letter of Credit may be issued in Canadian Dollars, provided that the aggregate amount of all Letters of Credit issued under the Credit Lines in Canadian Dollars shall not exceed Canadian Dollar Equivalent of U.S. $30,000,000.00.

“Lending Office” means, as to any Bank, the office or offices of such Bank specified as its “Lending Office” on Schedule 11.02, or such other office or offices as such Bank may from time to time notify the Co-Borrowers and the Administrative Agent.

“Letters of Credit” means (a) any letters of credit (whether standby letters of credit or commercial documentary letters of credit) Issued by Issuing Bank pursuant to Article III, and (b) any Reducing Letters of Credit.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge, encumbrance, or lien, statutory or other in respect of any property, including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law.

“Line Portion” means for each Bank the portion of the Credit Lines assigned to such Bank as set forth on Schedule 2.01.

“Loan” means any extension of credit by a Bank to the Co-Borrowers under Article II or Article III in the form of (a) a Revolving Loan or (b) an L/C Advance.

“Loan Documents” means this Agreement, the Notes, the Guaranties, the Security Agreements, the Override Agreement, the L/C-Related Documents, Swap Contracts, and all other documents delivered to the Administrative Agent or any Bank or Affiliate of any Bank in connection herewith or delivered to BNP Paribas or any of its affiliates in connection with Daylight Overdrafts.

“Loan Parties” means each of the Co-Borrowers and the Guarantors.

“Lockbox” means the lockbox associated with the Bank Blocked Accounts maintained by Avista Canada into which all checks and similar items sent by Account Debtors of Avista Canada are to be received.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Mark-to-Market” means the method of accounting used to account for derivative commodity instruments entered into for trading purposes, on an Economic Basis.

“Marketable Securities” means (a) certificates of deposit issued by Wells Fargo or BNP Paribas or by any other bank, with a Fitch rating of A or better, (b) commercial paper rated P-1, A-1 or F-1, excluding that issued by Avista Corporation, (c) bankers acceptances rated Prime, or (d) U.S. Government obligations, in each case with tenors of 360 days or less.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of either a Loan Party or a Loan Party and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (d) any Loan Party at any time asserts that any

Loan Document is not legal or valid, or is not binding upon or enforceable against such Loan Party.

“Maturity Date” means July 23, 2006.

“Multiemployer Plan” means a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, to which a Co-Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three (3) calendar years, has made, or been obligated to make, contributions.

“Natexis” means Natexis Banques Populaires, a bank organized under the laws of France.

“Net Working Capital” means net working capital as calculated on an Economic Basis, less cash securing Letters of Credit issued under the Collateralized L/C Line, less cash held in the Wells Fargo Collateral Account to secure Avista’s obligations under the Wells Fargo FX Documents, less amounts due from Affiliates (including any loans to Avista Capital), less California Receivables plus Eligible Subordinated Debt that is classified as a current liability.

“Net Worth” means net worth as calculated on an Economic Basis, less amounts due from employees and Affiliates (provided however that any loans to Avista Capital or Avista Corporation debt securities purchased by the Co-Borrowers shall not be deducted), less the amount of California Receivables and less intangible assets of the Co-Borrowers, plus Eligible Subordinated Debt.

“Notes” means the promissory notes executed by the Co-Borrowers in favor of a Bank pursuant to Subsection 2.02(b), in form approved by the Banks. Notes will be issued by the Co-Borrowers to each entity that becomes a Bank hereunder from time to time, but will not be issued to Participants of a Bank.

“Notice of Borrowing” means the applicable notice in substantially the form of Exhibit A.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by a Co-Borrower to any Bank, or any affiliate of any Bank, the Administrative Agent, or any Indemnified Person, including without limitation, Revolving Loans, Daylight Overdrafts, Overdraft Advances, L/C Obligations and obligations arising under Swap Contracts (including foreign exchange contracts), and whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“Operating Accounts” means (i) account maintained by Avista with Wells Fargo, (ii) account maintained by Avista with Wells Fargo, (iii) multicurrency account maintained by Avista with Wells Fargo, and (iv) multicurrency account maintained by Avista Canada with Wells Fargo, into which funds may be transferred pursuant to Section 7.15.

“Organization Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, and (b) for any partnership, the partnership agreement, and all other documents or filings as may be required by the Secretary of State (or other applicable governmental agency) in the state of such partnership’s formation.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Out-of-the-Money Positions” means the Co-Borrowers’ net out-of-the-money forward positions with counter parties whose Eligible Accounts, Eligible Exchange Receivables and Unbilled Eligible Accounts are included in calculations of the Borrowing Base Cap.

“Overdraft Advance” means any advance made hereunder by the Banks to BNP Paribas pursuant to Subsection 2.01(c) hereof under the Overdraft Advance Sub-limit.

“Overdraft Advance Sub-limit” means that certain Overdraft Advance Sub-limit under the Borrowing Base Line set forth in Schedule 2.01.

“Override Agreement” means that Override and Control Agreement dated as of July 25, 2003, by and among Avista, Avista Capital, BNP Paribas as Collateral Agent and Wells Fargo.

“Paribas Investment Accounts” means (i) Account                 , Account                 , Account                  and Account                 , together with any subaccounts relating thereto, maintained by Avista with BNP Paribas, and any additional account established by either of the Co-Borrowers with BNP Paribas, or (ii) any account established by either of the Co-Borrowers with BNP Paribas in substitution for or in addition to such accounts listed in (i), into which funds may be transferred from a Bank Blocked Account pursuant to Sections 7.15 and 11.12 below.

“Participant” has the meaning specified in Subsection 11.08(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Performance L/C” means any and all standby Letters of Credit other than Trade Related L/Cs and Swap L/Cs.

“Permitted Liens” has the meaning specified in Section 8.01.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which a Co-Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Posted Collateral” means all posted collateral or cash margin received from counterparties.

“Product” means natural gas and electricity.

“Pro Rata Share” means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s Line Portion of the Borrowing Base Line and the Collateralized L/C Line, as the case may be, divided by the aggregate amount of such lines.

“RBC” means Royal Bank of Canada.

“Reducing Letters of Credit” means any standby letters of credit that (a) are Issued by an Issuing Bank pursuant to Article III, and (b) specifically provide that the amount available for drawing under such letters of credit will be reduced, automatically and without any further amendment or endorsement to such letters of credit, by the amount of any payment or payments made to the beneficiary of such letter of credit by the Co-Borrowers if such payment or payments (i) are made through such Issuing Bank and (ii) reference such letters of credit by the letter of credit numbers thereof, notwithstanding the fact that such payment or payments are not made pursuant to conforming and proper draws under such letters of credit.

“Reducing L/C Borrowing” means any extension of credit by the Banks to the Co-Borrowers for the purpose of funding any payment or payments made to the beneficiary of a Reducing Letter of Credit by the Co-Borrowers if such payment or payments (a) are made through the Issuing Bank of such Reducing Letter of Credit, (b) reference the Reducing Letter of Credit by the letter of credit number thereof, and (c) are not made pursuant to a conforming and proper draw under such Reducing Letter of Credit.

“Replacement Bank” has the meaning specified in Section 4.08.

“Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Banks” means Banks holding two thirds of all the Line Portions.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means, for either Co-Borrower, any one of the Chairman of the Board, President, any Vice President or the Controller of such Co-Borrower.

“Revolving Loan” has the meaning specified in Section 2.01.

“Security Agreements” means security agreements, in form and substance acceptable to Administrative Agent and the Banks, duly executed by each of the Co-Borrowers and delivered to Administrative Agent granting to the Collateral Agent for the benefit of the Banks, a first and prior security interest in and Lien upon the Collateral.

“Subordinated Debt” means Indebtedness of the Co-Borrowers which has been reported to the Banks and which has been subordinated to the Obligations in form and content acceptable to the Banks in their sole discretion.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Co-Borrowers.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap Banks” means BNP Paribas and its Affiliates in their capacity as a party to a Swap Contract.

“Swap Contract” means any agreement entered into with any Swap Bank or any Affiliate of any Swap Bank, whether or not in writing, relating to any single transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing and, unless the context clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Swap L/Cs” means standby Letters of Credit Issued to support payments owed to counterparties under Swap Contracts with a tenor of 364 days or less, or 2 years or less if issued under the Collateralized L/C Line.

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings, or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on or measured by each Bank’s net income or capital (with respect to franchise taxes or similar taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Administrative Agent, as the case may be, is organized or maintains a lending office.

“Trade Related L/C” means any and all standby and Documentary Letters of Credit Issued in support of the purchase of Product by the Co-Borrowers.

“Type” means either a Base Rate Loan or a Eurodollar Rate Loan.

“Unbilled Eligible Accounts” means Accounts of the Co-Borrowers for Product which has been delivered to an Account Debtor and which would be Eligible Accounts but for the fact that such Accounts have not actually been invoiced at such time, based upon the value of the underlying sales contract.

“Undelivered Product Value” means the lesser of the (a) cost or (b) current market value of Product (as referenced by a published source acceptable to all the Banks in their sole discretion) purchased by a Co-Borrower under the Letters of Credit which has not been physically delivered to such Co-Borrower. Undelivered Product Value cannot simultaneously be included in an Eligible Exchange Receivable, and in no event shall the value of any Letter of Credit Issued in favor of a pipeline company for transportation services or a Letter of Credit Issued to support payments owed to counterparties under swap contracts be included in this definition.

“United States” and “U.S.” each means the United States of America.

“Value at Risk of Open Positions” the Dollar value of Co-Borrowers’ 3-day risk of loss from open positions in Product, as determined by Co-Borrowers’ utilization of the Co-Borrowers’ proprietary software program or any other appropriate software program, with the prior written approval of the Banks.

“Value at Risk Report” means a certificate of the Co-Borrowers in form attached hereto as Exhibit F together with attached reports which detail the Co-Borrowers’ open positions in Product and the Value at Risk of such Open Positions, such reports to be acceptable to the Banks as to form and substance.

“Wells Fargo” means Wells Fargo Bank National Association.

“Wells Fargo Accounts” means the Bank Block Accounts, the Operating Accounts, and the Wells Fargo Investment Accounts, all of which are maintained at Wells Fargo pursuant to the Wells Fargo Account Documentation.

“Wells Fargo Account Documentation” means the Override Agreement, the Restricted Account and Securities Account Control Agreement, the Investment Management Agreements and related Custody Agreements (in the form of any Addendum thereto), the Four Party Lockbox and Restricted Account Agreement, the Restricted Account Agreement executed by Avista, the Restricted Account Agreement executed by Avista Canada, the Royal Bank of Canada Receivable Payment Service – Automated Lockbox Client Questionnaire and Canadian Lockbox Service Description, the Master Agreement for Treasury Management Services and any addendum or notice thereto, the Wire Transfer Services Security Procedure Agreement and any addendum thereto and Wire Transfer Service Description, the Commercial Checking Account Authorization and Agreement (Signature Card), the W-9 and Overland Sweep Service Description, the Commercial Electronic Office Online Access Agreement and WellsNet Service Description, the Royal Bank of Canada Checking Account Signature Cards and Canadian Dollar Checking Account Service Description, the Canadian Checking Account Royal Bank of Canada New Account Opening Questionnaire, the Wells Fargo Bank, N.A. Multi-Currency Account Authorization and Agreement (Signature Card) and Multi-Currency Account Service Description, the Foreign Exchange Online Agreement, corporate resolutions, and any other or additional documents, agreements or instruments related thereto which shall be reasonably acceptable to the Administrative Agent.”

“Wells Fargo Collateral Account” means Account maintained by Avista at Wells Fargo to secure its obligations under Wells Fargo FX Documents.

“Wells Fargo FX Documents” means (i) the Foreign Exchange Agreement with Avista dated October 31, 2002, (ii) the Security Agreement: Rights to Payment with Avista dated October 31, 2002, and (iii) the Account Control Agreement with Avista and BNP Paribas dated October 31, 2002.

“Wells Fargo Investment Accounts” means (i) that certain Overland Mutual Fund securities Account maintained with Wells Fargo, and (ii) Account maintained with Wells Fargo.

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Banks, the Co-Borrowers and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Administrative Agent merely because of the Administrative Agent’s or Banks’ involvement in their preparation.

1.03 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made in accordance with GAAP, consistently applied.

(b) References herein to “fiscal year” refer to such fiscal years of the Co-Borrowers.

ARTICLE II

THE CREDITS

2.01 Amounts and Terms of Borrowing Base Line.

(a) Revolving Loans. Each Bank severally agrees, on the terms and conditions set forth herein, to make Loans, from time to time, to the Co-Borrowers under the Borrowing Base Line (each such loan, a “Revolving Loan”) on any Business Day during the period from the Closing Date to the Expiration Date, in an aggregate amount not to exceed at any time outstanding the lesser of (i) such Bank’s Line Portion; or (ii) such Bank’s Co-Borrower Sub-limit Portion for any Co-Borrower; provided, however, that, after giving effect to any Borrowing of Revolving Loans, the Effective Amount of all outstanding Revolving Loans, plus the Effective Amount of all L/C Obligations under the Borrowing Base Line, shall not exceed the Borrowing Base Cap, and at no time shall any Revolving Loan exceed the applicable Co-Borrowers’ Sub-limit under the Borrowing Base Line. A Revolving Loan may take the form of (i) a Dollar Advance, (ii) an Overdraft Advance, or (iii) in the case of BNP Paribas, a Daylight Overdraft.

(b) Daylight Overdrafts. BNP Paribas has agreed to consider, on a discretionary basis, making Daylight Overdrafts, from time-to-time, for the benefit of the Co-Borrowers; provided, however, that, the sum of the requested Daylight Overdrafts, plus the Effective Amount of all other outstanding Revolving Loans, plus the Effective Amount of all L/C Obligations then existing under the Borrowing Base Line shall not exceed the Borrowing Base Cap.

(c) Overdraft Advances and Swap Contracts.

(i) In the event that either (1) any amounts owing to BNP Paribas for Daylight Overdrafts or to a Swap Bank or any of its Affiliates under any Swap Contract are not paid within two (2) Business Days after such obligation arises; or (2) BNP Paribas has made a Daylight Overdraft in the amount of a drawing under a Letter of Credit which has not been timely reimbursed by the Co-Borrowers in accordance with Subsection 3.03(b) of this Agreement and such amount has not been paid by the Co-Borrowers within one (1) Business Day after such obligation arises, then BNP Paribas or a Swap Bank (as the case may be) shall notify the Administrative Agent of such failure to pay and except as set forth below the Administrative Agent (without the necessity of any instructions or request from the Co-Borrowers) shall make an Overdraft Advance in accordance with the provisions of Section 2.03 of this Agreement under the Borrowing Base Line for any amounts due by the Co-Borrowers to BNP Paribas to reimburse it for such Daylight Overdrafts or a Dollar Advance to such Swap Bank or any of its Affiliates under any Swap Contract, and then apply the proceeds of such advance to pay to BNP Paribas all amounts owed to BNP Paribas for Daylight Overdrafts or to a Swap Bank or any of its Affiliates under such Swap Contract.

(ii) Upon making any such Overdraft Advance, the Administrative Agent shall send notice of such Overdraft Advance to the Co-Borrowers and the Banks (who shall promptly disburse to Administrative Agent each Bank’s Pro Rata Share of such Overdraft Advance), and such Overdraft Advance shall constitute a Revolving Loan which shall initially be a Base Rate Loan.

(iii) Except for advances made to reimburse BNP Paribas for Daylight Overdrafts made to fund drawings under Letters of Credit or to fund Reducing L/C Borrowings, the principal of any advance made (1) to repay BNP Paribas for Daylight Overdrafts or (2) to pay to any Swap Bank or its Affiliates any obligation due under a Swap Contract shall not cause the sum of the Effective Amounts of all other outstanding Revolving Loans, plus L/C Obligations under the Borrowing Base Line to exceed the Borrowing Base Cap.

(iv) The Co-Borrowers, however, shall pay the amount of any such excess above the proceeds of the Revolving Loan to BNP Paribas or the Swap Bank, as the case may be, together with interest thereon, within one (1) Business Day after the date such Revolving Loan is made. Unless the Co-Borrowers timely pay such excess amount to BNP Paribas or such Swap Bank, as the case may be, the Pro Rata Share of such Bank shall be adjusted to account for such excess amount as is set forth in the definition of Adjusted Pro Rata Share. If, however, a Revolving Loan is made to reimburse BNP Paribas for Daylight Overdrafts made to fund drawings under Letters of Credit or to fund Reducing L/C Borrowings, the principal amount of such Revolving Loan may exceed the availability under the Borrowing Base Cap, and all Banks shall have the duty to fund their Pro Rata Share of such Revolving Loan, including the excess above the availability under the Borrowing Base Cap. In the event such Revolving Loan does cause the sum of the Effective Amounts of all outstanding Revolving Loans, plus L/C Obligations under the Borrowing Base Line to exceed the Borrowing Base Cap, the Co-Borrowers shall pay to Administrative Agent, for the benefit of the Banks, the amount of such excess, together with interest thereon, within one (1) Business Day after the date when such Revolving Loan is made.

(v) In all instances, Co-Borrowers agree not to use a Daylight Overdraft to pay a prior Daylight Overdraft, but BNP Paribas shall have no duty to the Banks to monitor such activity.

(d) Overall Limitation. Outstanding Daylight Overdrafts (which have not been paid by the Co-Borrowers or through Overdraft Advances), plus the Effective Amount of all other outstanding Revolving Loans, plus the Effective Amount of all L/C Obligations under the Borrowing Base Line shall not at any time exceed the Borrowing Base Cap.

(e) Termination. Notwithstanding the foregoing, BNP Paribas in its sole discretion at any time may, and upon two (2) Business Days advance notice received from the Required Banks shall, terminate its obligation to consider making Daylight Overdrafts. The delivery of a notice to terminate the making of Daylight Overdrafts may be given by the Required Banks at any time in their sole discretion, and the Required Banks shall copy the Co-Borrowers on the notice given to BNP Paribas.

2.02 Loan Accounts.

(a) The Loans made by each Bank and the Letters of Credit Issued by an Issuing Bank shall be evidenced by one or more accounts or records maintained by Administrative Agent in the ordinary course of business. As of the date hereof, the Existing Advances shall be deemed to be Loans made hereunder and shall be entitled to all benefits of the Loan Documents and secured by the Security Agreement. On the date hereof, the Company shall pay all accrued interest on the Existing Advances. The accounts or records maintained by the Administrative Agent shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Co-Borrowers and the Letters of Credit Issued for the account of the Co-Borrowers hereunder, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the Obligation of the Co-Borrowers hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

(b) Upon the request of any Bank made through the Administrative Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of loan accounts. Each such Bank may endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Co-Borrowers with respect thereto. Each such Bank is irrevocably authorized by the Co-Borrowers to endorse its Note(s) and each Bank’s record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the Obligations of the Co-Borrowers hereunder or under any such Note to such Bank.

2.03 Procedure for Borrowing.

(a) Each Borrowing of Revolving Loans consisting only of Base Rate Loans shall be made upon a Co-Borrower’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing (Revolving Loan), which notice must be received by the Administrative Agent prior to 1:00 p.m. (New York City time) on the Borrowing Date specifying the amount of the Borrowing and the duration of the Interest Period. Each such Notice of Borrowing shall be by electronic transfer or facsimile, confirmed immediately in an original writing. Each Borrowing of Revolving Loans that includes any Eurodollar Rate Loans shall be made upon a Co-Borrower’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 1:00 p.m. (New York City time) three (3) Business Days prior to the requested

Borrowing Date), specifying the amount of the Borrowing and the duration of the Interest Period. Each such Notice of Borrowing shall be by electronic transfer or facsimile, confirmed immediately in an original writing. Each requested Eurodollar Rate Loan must have an Eurodollar Effective Amount of at least $15,000,000.00.

(b) The Administrative Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank’s Pro Rata Share of that Borrowing and the duration of the Interest Period.

(c) If the Administrative Agent elects in its sole discretion to advance a Loan pursuant to a Notice of Borrowing, each Bank will be deemed to have approved such Borrowing and will make the amount of its Pro Rata Share of such Borrowing available to the Administrative Agent for the account of the Co-Borrowers at the Administrative Agent’s Payment Office by 3:00 p.m. (New York City time) on the Borrowing Date requested by the Co-Borrowers in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the Co-Borrowers by the Administrative Agent at such office by crediting the account of the Co-Borrowers on the books of Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Banks and in like funds as received by the Administrative Agent.

(d) A Daylight Overdraft may be made by BNP Paribas in its sole discretion upon written request from a Co-Borrower unless BNP Paribas has received a notice from the Required Banks pursuant to Subsection 2.01(d) to terminate making Daylight Overdrafts.

2.04 Conversion and Continuation Elections.

(a) A Co-Borrower may, upon irrevocable written notice to the Administrative Agent in accordance with Subsection 2.04(b):

(i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any Eurodollar Rate Loan, to convert any such Loans into Loans of any other Type (provided, however, the Eurodollar Effective Amount of each Eurodollar Rate Loan must be at least $15,000,000.00); or

(ii) elect as of the last day of the applicable Interest Period, to continue any Revolving Loans having Interest Periods expiring on such day (provided, however, the Eurodollar Effective Amount of each Eurodollar Rate Loan must be at least $15,000,000.00);

provided, that if at any time the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof, to have an Eurodollar Effective Amount of less than $15,000,000.00, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of such Co-Borrower to continue such Loans as, and convert such Loans into, Eurodollar Rate Loans shall terminate.

(b) A Co-Borrower shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 1:00 p.m. (New York City time) on the Conversion/Continuation Date if the Loans are to be converted into Base Rate Loans; and three (3) Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurodollar Rate Loans, specifying:

(i) the proposed Conversion/Continuation Date;

(ii) the aggregate amount of Loans to be converted or continued;

(iii) the Type of Loans resulting from the proposed conversion or continuation; and

(iv) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, a Co-Borrower has failed to timely select a new Interest Period to be applicable to its Eurodollar Rate Loans, or if any Default or Event of Default then exists, such Co-Borrower shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d) The Administrative Agent will promptly notify each Bank of its receipt and the contents of a Notice of Conversion/Continuation, or, if no timely notice is provided by a Co-Borrower, the Administrative Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans, with respect to which the notice was given, held by each Bank.

(e) Unless the Banks otherwise agree, during the existence of a Default or Event of Default, the Co-Borrowers may not elect to have a Loan converted into or continued as an Eurodollar Rate Loan.

(f) After giving effect to any Borrowing, conversion or continuation of Loans, there may not be more than seven (7) Interest Periods in effect.

(g) The Administrative Agent will promptly notify, in writing, each Bank of the amount of such Bank’s Pro Rata Share of that Borrowing.

2.05 Optional Prepayments. The Co-Borrowers may, at any time or from time to time, upon the Co-Borrowers’ irrevocable written notice to Administrative Agent received prior to 1:00 p.m. (New York City time) on the date of prepayment, prepay Loans and L/C Obligations in whole or in part. The Administrative Agent will promptly notify each Bank of its receipt of any such prepayment, and of such Bank’s Pro Rata Share of such prepayment.

2.06 Mandatory Prepayments of Loans; Mandatory Commitment Reductions.

(a) If on any date the Effective Amount of L/C Obligations under the Borrowing Base Line exceeds the L/C Cap or any L/C Sub-limit, the Co-Borrowers shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess above any such cap or limit, and on the Expiration Date Co-Borrowers shall Cash Collateralize all then outstanding Letters of Credit under the Borrowing Base Line in an amount equal to the Effective Amount of all L/C Obligations related to such Letters of Credit. If on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the Effective Amount of all Revolving Loans then outstanding plus the Effective Amount of all L/C Obligations under the Borrowing Base Line exceeds the Borrowing Base Cap, the Co-Borrowers shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and L/C Advances by an amount equal to the applicable excess.

(b) If pursuant to the definition of “Elected Line Cap,” such Elected Line Cap is reduced to a level (including zero) which is less than the amounts outstanding under the Borrowing Base Line, then the Co-Borrowers shall immediately, and without notice or demand, prepay the amount of such excess and Cash Collateralize any outstanding Letters of Credit under the Borrowing Base Line.

2.07 Repayment. The Co-Borrowers shall repay the principal amount of each Revolving Loan to the Administrative Agent on behalf of the Banks, on the Advance Maturity Date for such Loan. The Co-Borrowers shall repay to BNP Paribas the amount of each Daylight Overdraft on the next Business Day after such Daylight Overdraft is made. Notwithstanding anything to the contrary contained herein, except as may be provided in Section 2.13, and Section 2.14, the Banks shall not share in any repayment made with respect to the Daylight Overdrafts unless an Overdraft Advance has been made with respect to such Daylight Overdraft in which case the Banks will share in such repayment by the Co-Borrowers according to their Pro Rata Shares.

2.08 Interest.

(a) Each Revolving Loan (except for a Revolving Loan made to pay a drawing under a Letter of Credit or a Reducing L/C Borrowing) shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a floating rate per annum equal to the Base Rate plus the Applicable Margin at all times such Loan is a Base Rate Loan or at the Eurodollar Rate plus the Applicable Margin at all times such Loan is an Eurodollar Rate Loan. Each Revolving Loan made as a result of a drawing under a Letter of Credit or a Reducing L/C Borrowing, and all amounts owing to the Banks on account of an Overdraft Advance and all amounts owing to a Swap Bank or any Affiliate of a Swap Bank with respect to any Swap Contract, shall bear interest on the outstanding principal amount thereof from the date funded at a floating rate per annum equal to the Base Rate plus the Applicable Margin until such Loan has been outstanding for more than two (2) Business Days and, thereafter, shall bear interest on the outstanding principal amount thereof at a floating rate per annum equal to the Base Rate or the Eurodollar Rate, as the case may be with respect to such

Loan, plus the Applicable Margin, plus three percent (3.0%) per annum (the “Default Rate”). Each Daylight Overdraft shall, until such time as it has been reimbursed by the Co-Borrowers or funded through an Overdraft Advance, bear interest at a rate to be agreed upon by the Co-Borrowers and Paribas.

(b) Interest on each Revolving Loan shall be paid in arrears on each Interest Payment Date. Interest on each Overdraft Advance shall be paid on the earlier to occur of the date of repayment of such Advance or the date such Advance is due and payable. All amounts owing the Banks on account of an Overdraft Advance and all amounts owing to a Swap Bank or any Affiliate of a Swap Bank with respect to any Swap Contract, to the extent such amounts have not been repaid from the proceeds of a Revolving Loan on the first (1st) Business Day after the Co-Borrowers receive notice that such amount was advanced by or becomes owing to the Banks or such Swap Bank or any of their Affiliates.

(c) Notwithstanding subsection (a) of this Section, if any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any other Loan Document is not paid in full when due (whether at stated maturity, by acceleration, or otherwise), the Co-Borrowers agree to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a fluctuating rate per annum equal to the Default Rate.

(d) Anything herein to the contrary notwithstanding, the Obligations of the Co-Borrowers to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Co-Borrowers shall pay such Bank interest at the highest rate permitted by applicable law.

(e) Regardless of any provision contained in any Note or in any of the Loan Documents, none of the Banks shall ever be deemed to have contracted for or be entitled to receive, collect or apply as interest under any such Note or any Loan Document, or otherwise, any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and, in the event that any of the Banks ever receive, collect or apply as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Note, and, if the principal balance of such Note and the Obligations are paid in full, any remaining excess shall forthwith be paid to Co-Borrowers. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, the Co-Borrowers and such Bank shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee, or premium, rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of such Note and the Obligations so that the interest rate is uniform throughout such term; provided, that if all Obligations under the Note and all Loan Documents are performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual term thereof exceeds the maximum lawful rate, such Bank shall refund to Co-Borrowers the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of such Bank’s Note or Obligations at the time in question.

2.09 Fees.

(a) Agent and Facility Fees. In addition to certain fees described in Section 3.08, the Co-Borrowers shall pay an Agent’s fee to BNP Paribas and Fortis in accordance with separate letter agreements between BNP Paribas, Fortis and the Co-Borrowers.

(b) Commitment Fee. In consideration of each Bank’s commitment to make Loans and to issue Letters of Credit, the Co-Borrowers will pay to the Administrative Agent for the account of each Bank a commitment fee determined on a daily basis following the Closing Date by applying a rate equal to three-eighths of one percent (0.375%) per annum to such Bank’s Pro Rata Share of the unused portion of the Facility Amount on each day, determined for each such day by deducting from the Facility Amount at the end of such day the outstanding amounts under the Credit Lines. This commitment fee shall be due and payable in arrears on the last day of each Fiscal Quarter (beginning September 1, 2003) and at the Expiration Date.

2.10 Computation of Fees and Interest.

(a) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof through the last day thereof.

(b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Co-Borrowers and the Banks in the absence of manifest error.

2.11 Payments by the Co-Borrowers.

(a) All payments to be made by the Co-Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Co-Borrowers shall be made to the Administrative Agent for the account of the Banks at the Administrative Agent’s Payment Office, and shall be made in dollars and in immediately available funds, no later than 3:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly (and in no event later than the next Business Day) distribute to each Bank its Pro Rata Share of such payment in like funds as received. Any payment received by the Administrative Agent later than 3:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. If and to the extent the Co-Borrowers make any payment to the Administrative Agent no later than 3:00 p.m. (New York City time) on any Business Day and Administrative Agent does not distribute to each Bank its Pro Rata Share of such payment in like funds as received on the same Business Day, the Administrative Agent shall pay to each Bank on demand interest on such amount as should have been distributed to such Bank at the Federal Funds Rate for each day from the date such payment was received by the Administrative Agent until the date such amount is received by such Bank and the Co-Borrowers shall have no obligation to reimburse the Administrative Agent for any such interest notwithstanding anything to the contrary contained herein.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Unless the Administrative Agent receives notice from the Co-Borrowers prior to the date on which any payment is due to the Banks that the Co-Borrowers will not make such payment in full as and when required, the Administrative Agent may assume that the Co-Borrowers have made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Co-Borrowers have not made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

2.12 Payments by the Banks to the Administrative Agent. If and to the extent any Bank shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Co-Borrowers such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Administrative Agent submitted to any Bank with respect to amounts owing under this Section 2.12 shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Bank’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Co-Borrowers of such failure to fund and, upon demand by the Administrative Agent, the Co-Borrowers shall (without prejudice to Co-Borrowers rights against such Bank) pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

2.13 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank or Affiliate which is a Swap Bank shall obtain on account of the Loans made by it or obligations owed to it under a Swap Contract, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share or Adjusted Pro Rata Share, as the case may be at such time (other than payments that are made to Swap Banks and their Affiliates prior to the declaration of a Default by the Required Banks and payments to the Banks with respect to Overdraft Advances, which payments may be retained by the Banks such Swap Banks and their Affiliates), such Bank shall immediately (a) notify the

Administrative Agent of such fact, and (b) purchase from the other Banks such participations in the Loans and obligations under Swap Contracts made by such other Banks as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefore, together with an amount equal to such paying Bank’s ratable share (according to the proportion of (i) the amount of such paying Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Co-Borrowers agree that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Bank were the direct creditor of the Co-Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

2.14 Payments from Guarantors and Liquidation of Collateral. Notwithstanding anything to the contrary contained herein, in the event that after a Default is declared repayment is made to the Banks by the Guarantors or made pursuant to a liquidation of Collateral, whether by setoff or otherwise, such repayment shall be shared by the Banks on the basis of each Bank’s then existing Adjusted Pro Rata Share rather than each Bank’s Pro Rata Share. If Required Banks declare a Default or Event of Default, the Swap Banks upon vote of the Required Banks immediately shall terminate all Swap Contracts, and no distribution shall be made to the Banks before establishing the Adjusted Pro Rata Shares of all the Banks taking into account the Obligations to the Swap Banks under the Swap Contracts, including Obligations arising as a result of such termination. If the Required Banks do not vote to cause the termination of the Swap Contracts, after all such repayments are made to the Banks by the Guarantors or made pursuant to such liquidation of Collateral, the total amount received by any Bank from all such payments or repayments following such declaration of a Default exceeds such Bank’s Aggregate Credit Exposure Percentage of all such payments or repayments, then the Banks shall purchase participations in each other’s Obligations so that after giving effect to such purchases of participations, each Bank shall have received its Aggregate Credit Exposure Percentage of all such payments or repayments.

ARTICLE III

THE LETTERS OF CREDIT

3.01 The Letters of Credit Lines

(a) On the terms and conditions set forth herein, the Issuing Banks, with the consent of each Agent, agree, from time to time on any Business Day during the period from the Closing Date to the Expiration Date, to Issue Letters of Credit for the account of the Co-Borrowers under the Borrowing Base Line or the Collateralized L/C Line, and to consider whether to amend or renew Letters of Credit previously Issued by it, in accordance with

Subsections 3.02(c) and 3.02(d). Each of the Banks will be deemed to have approved such Issuance, amendment or renewal, and shall participate in Letters of Credit Issued for the account of the Co-Borrowers. Subject to the terms and conditions hereof, the Co-Borrowers’ ability to request that the Issuing Banks Issue Letters of Credit shall be fully revolving, and, accordingly, the Co-Borrowers may, during the foregoing period, request that the Issuing Banks Issue Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

(b) An Issuing Bank is under no obligation to consider the Issuance of or to Issue any Letter of Credit unless each Agent shall have consented to the Issuance of such Letter of Credit. An Issuing Bank shall not Issue any Letter of Credit unless consented to by each Agent, if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(ii) the Issuing Bank has received written notice from any Bank, the Administrative Agent or the Co-Borrowers, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

(iii) the expiry date of any requested Letter of Credit is after the earlier to occur of (A) in the case of Letters of Credit Issued under the Borrowing Base Line, 364 days after the date of Issuance of such Letter of Credit or in the case of Letters of Credit Issued under the Collateralized L/C Line, two years after the date of Issuance of the Letter of Credit, or (B) the Maturity Date, unless all the Banks have approved such expiry date in writing, except that any Letter of Credit with a term of 364 days may also contain a so-called evergreen provision which provides for a 60-day notice of cancellation;

(iv) such requested Letter of Credit is not in form and substance acceptable to the Issuing Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Bank;

(v) such Letter of Credit is for the purpose of supporting the Issuance of any letter of credit by any other Person;

(vi) such Letter of Credit is denominated in a currency other than Dollars or Canadian dollars;

(vii) the Issuance of such requested Letter of Credit exceeds the applicable L/C Sub-limit;

(viii) the Effective Amount of such requested Letter of Credit to be issued under the Borrowing Base Line plus the Effective Amount of all of the L/C Obligations (for Letters of Credit issued under the Borrowing Base Line), plus the Effective Amount of all Revolving Loans, exceeds the Borrowing Base Cap; and

(ix) if the requested Letter of Credit is to be issued under the Collateralized L/C Line: (a) the face amount of such Letter of Credit has not been Cash Collateralized, (b) after taking into account the requested Letter of Credit, the Collateralized L/C Line would be exceeded, or (c) after taking into account the requested Letter of Credit, the aggregate outstanding amounts under the Collateralized L/C Line and the Borrowing Base Line would exceed the Facility Amount.

(c) For purposes of this Article III, in determining whether to consent to the Issuance of a Letter of Credit, the Agents shall rely exclusively on the criteria set forth in Subsection 3.01(b). That is, the Agents may only refuse to consent to the Issuance of a Letter of Credit if, in their judgment, it falls within one of the categories (i) through (x), set forth in Subsection 3.01(b).

3.02 Issuance, Amendment and Renewal of Letters of Credit.

(a) Each Letter of Credit which is Issued hereunder shall be Issued upon the irrevocable written request of a Co-Borrower pursuant to a Notice of Borrowing (Letter of Credit) in the applicable form attached hereto as Exhibit A received by the Issuing Bank (with a copy sent by the Co-Borrowers to the Administrative Agent) by no later than 1:00 p.m. (New York City time) on the proposed date of Issuance. Each such request for Issuance of a Letter of Credit shall be by electronic transfer or facsimile, confirmed immediately in an original writing (delivered by facsimile without any requirement of confirmation by telephone) in the applicable form attached hereto as Exhibit A, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the identity of the Issuing Bank and the proposed date of Issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount and currency of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; (vii) whether the Letter of Credit is to be issued under the Borrowing Base Line or the Collateralized L/C Line; and (viii) such other matters as the Issuing Bank may require.

(b) From time to time while a Letter of Credit is outstanding and prior to the Expiration Date, the Issuing Bank, but solely with the consent of each Agent will, upon the written request of a Co-Borrower received by Issuing Bank (with a copy sent by the Co-Borrowers to Administrative Agent) prior to 1:00 p.m. (New York City time) on the proposed date of amendment, consider the amendment of any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by electronic transfer or facsimile, confirmed immediately in an original writing or by electronic transfer, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may require. The Administrative Agent will promptly notify the Banks of the receipt by it of any L/C Application or L/C Amendment Application.

(c) The Issuing Banks and the Banks agree that, while a Letter of Credit is outstanding and prior to the Expiration Date, at the option of the Co-Borrowers and upon the written request of the Co-Borrowers received by the Issuing Bank (with a copy sent to the Administrative Agent) at least one Business Day (or such shorter time as the Banks and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed date of notification of renewal. Each such request for renewal of a Letter of Credit made by a Co-Borrower shall be made by electronic transfer or facsimile, confirmed immediately in an original writing or by electronic transfer, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be renewed; (ii) the proposed date of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Bank may require. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Subsection 3.02(c) upon the request of the Co-Borrowers, then the Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the Co-Borrowers and the Banks hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received an L/C Amendment Application from the Co-Borrowers requesting such renewal.

(d) An Issuing Bank may not agree to any request to Issue, amend, renew or extend a Letter of Credit without the prior consent of each Agent.

(e) An Issuing Bank may, at its election, deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Maturity Date.

(f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(g) The Issuing Bank will also deliver to the Administrative Agent a true and complete copy of each Letter of Credit or amendment to or renewal of a Letter of Credit. The Administrative Agent shall provide a report to each Bank of each Issuance, amendment, renewal, extension or cancellation of a Letter of Credit, such report to be provided promptly after each such action.

3.03 Risk Participations, Drawings, Reducing Letters of Credit and Reimbursements.

(a) Immediately upon the Issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing or Reducing L/C Borrowing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing or Reducing Letter of Credit Borrowing, respectively. For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Line Portion of each Bank by an amount equal to the amount of such participation.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Co-Borrowers. Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. The Co-Borrowers shall reimburse the Issuing Bank in the relevant currency prior to 5:00 p.m. (New York City time), on each date that any amount is paid by the Issuing Bank under any Letter of Credit or to the beneficiary of a Reducing Letter of Credit in the form of a Reducing L/C Borrowing (each such date, an “Honor Date”), in an amount equal to the amount so paid by the Issuing Bank. In the event the Co-Borrowers fail to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit or of any Reducing L/C Borrowing, as the case may be, by 5:00 p.m. (New York City time) on the Honor Date, the Issuing Bank will promptly notify the Administrative Agent and the Administrative Agent will promptly notify each Bank thereof, and the Banks shall reimburse the Issuing Bank for the amount of the drawing under the Letter of Credit or Reducing L/C Borrowing, as the case may be. Under such circumstances, the Co-Borrowers shall be deemed to have requested that Dollar Advances be made by the Banks to be disbursed to the Issuing Bank not later than one (1) Business Day after the Honor Date under such Letter of Credit.

(c) In the event of any request for a Reducing L/C Borrowing by the Co-Borrowers in association with any Reducing Letter of Credit, the amount available for drawing under such Reducing Letter of Credit will be reduced automatically, and without any further amendment or endorsement to such Reducing Letter of Credit, by the amount actually paid to such beneficiary, notwithstanding the fact that the payment creating such Reducing L/C Borrowing is not made pursuant to a conforming and proper draw under the corresponding Reducing Letter of Credit.

(d) Each Bank shall upon any notice pursuant to Subsection 3.03(b) make available to the Administrative Agent for the account of the Issuing Bank an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the Dollar Equivalent amount of the drawing or of the Reducing L/C Borrowing, as the case may be, whereupon the Banks shall (subject to Subsection 3.03(e)) each be deemed to have made a Dollar Advance to the

Co-Borrowers in that amount. If any Bank so notified fails to make available to the Administrative Agent for the account of the Issuing Bank the amount of such Bank’s Pro Rata Share of the amount of the drawing or of the Reducing L/C Borrowing, as the case may be, by no later than 3:00 p.m. (New York City time) on the Business Day following the Honor Date, then interest shall accrue on such Bank’s obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to (i) the Federal Funds Rate in effect from time to time during such period for the first two Business Days and (ii) thereafter, the Federal Funds Rate in effect from time to time during such period, plus two percent (2.00%). The Administrative Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Administrative Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.03.

(e) With respect to any unreimbursed drawing or Reducing L/C Borrowing, as the case may be, that is not converted into Dollar Advances in whole or in part for any reason, the Co-Borrowers shall be deemed to have incurred from the relevant Issuing Bank an L/C Borrowing in the amount of such drawing or Reducing L/C Borrowing, as the case may be, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Default Rate, and each Bank’s payment to such Issuing Bank pursuant to Subsection 3.03(e) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 3.03.

(f) In the event that payment under any Letter of Credit is drawn or purported to be drawn in a currency other than United States Dollars, the amount of reimbursement to the Issuing Bank therefor shall be calculated on the basis of the Issuing Bank’s selling rate of exchange in effect (for the date on which the Issuing Bank pays such draft or reimburses any of its correspondents which paid such draft) for cable transfers to the place where and in the currency in which such draft is payable. The Co-Borrowers shall comply with any and all governmental exchange regulations now or hereafter applicable to any foreign exchange, and shall indemnify and hold the Banks harmless from any failure of the Co-Borrowers so to comply. If for any cause whatsoever, there exists at the time in question no rate of exchange generally current at Issuing Bank for effective cable transfer of the sort above provided for, the Co-Borrowers agree to pay the Banks on demand an amount in United States Dollars equivalent to the actual cost of settlement of the Issuing Bank’s obligation to the payor of the draft or acceptance or any holder thereof, as the case may be, and however and whenever such settlement may be made by the Issuing Bank.

(g) Each Bank’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit or Reducing L/C Borrowing, shall be absolute and unconditional and without recourse to the relevant Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against such Issuing Bank, the Co-Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material

Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.04 Repayment of Participations.

(a) Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Bank of immediately available funds from the Co-Borrowers (i) in reimbursement of any payment made by Issuing Bank under the Letter of Credit or in connection with a Reducing L/C Borrowing with respect to which any Bank has paid the Administrative Agent for the account of the Issuing Bank for such Bank’s participation in the Letter of Credit or funded a Dollar Advance pursuant to Section 3.03 or (ii) in payment of interest thereon, the Administrative Agent will pay to each Bank, in the same funds as those received by the Administrative Agent for the account of the Issuing Bank, the amount of such Bank’s Pro Rata Share of such funds, and the Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay the Administrative Agent for the account of the Issuing Bank.

(b) If the Administrative Agent or an Issuing Bank is required at any time to return to the Co-Borrowers, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Co-Borrowers to the Administrative Agent for the account of the Issuing Bank which shall have been paid to the Banks pursuant to Subsection 3.04(a), each Bank shall, on demand of the Issuing Bank, forthwith return to the Administrative Agent or the Issuing Bank the amount of its Pro Rata Share of any amounts so returned by the Administrative Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Administrative Agent or the Issuing Bank, at a rate per annum equal to (i) the Federal Funds Rate in effect from time to time during such period for the first two Business Days and (ii) thereafter, the Federal Funds Rate in effect from time to time during such period, plus two percent (2.00%).

3.05 Role of the Issuing Bank.

(a) Each Bank and the Co-Borrowers agree that, in paying any drawing under a Letter of Credit or funding any Reducing L/C Borrowing, Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft or certificates expressly required by the Letter of Credit, but with respect to Reducing Letter of Credit Borrowings, no document of any kind need be obtained) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of Issuing Bank shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval or deemed approval of the Banks; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c) The Co-Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude a Co-Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of Issuing Bank shall be liable or responsible for any of the matters described in clauses (a) through (g) of Section 3.06; provided, however, anything in such clauses or elsewhere herein to the contrary notwithstanding, that the Co-Borrowers may have a claim against Issuing Bank, and Issuing Bank may be liable to the Co-Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Co-Borrowers which the Co-Borrowers prove were caused by Issuing Bank’s willful misconduct or gross negligence or Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.06 Obligations Absolute. The Obligations of the Co-Borrowers under this Agreement and any L/C-Related Document to reimburse Issuing Bank for a drawing under a Letter of Credit or for a Reducing L/C Borrowing, and to repay any L/C Borrowing and any drawing under a Letter of Credit or Reducing L/C Borrowing converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(a) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Co-Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(c) the existence of any claim, set-off, defense or other right that the Co-Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(d) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(e) any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(f) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations of the Co-Borrowers in respect of any Letter of Credit; or

(g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Co-Borrowers or Guarantor.

3.07 Cash Collateral Pledge. Upon the request of the Administrative Agent, (i) if Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (ii) if, as of the Expiration Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, the Co-Borrowers shall immediately Cash Collateralize the L/C Obligations in an amount equal to such L/C Obligations. Upon the occurrence of the circumstances described in Section 2.06 requiring the Co-Borrowers to Cash Collateralize Letters of Credit, then, the Co-Borrowers shall immediately Cash Collateralize the L/C Obligations in an amount equal to the applicable excess. In addition, the Co-Borrowers shall Cash Collateralize any Letter of Credit to be Issued under the Collateralized L/C Line on or before such Letter of Credit is actually Issued in an amount equal to such Letter of Credit.

3.08 Letter of Credit Fees.

(a) The Co-Borrowers shall pay to the Administrative Agent for the account of each of the Banks in accordance with their Pro Rata Shares a letter of credit fee with respect to each of the Letters of Credit Issued hereunder as follows:

(i) Trade Related L/Cs, Swap L/Cs and Performance L/Cs - the greater of (A) $250.00 or (B) the amount set forth in the following grid;

Type of LC	Margin
Trade Related L/Cs with a tenor of three months or less	1.50% per annum
Trade Related L/Cs with a tenor of longer than three months but less than 365 days	1.75% per annum
Performance L/Cs and Swap L/Cs	2.00% per annum

(ii) Cash Collateralized Letters of Credit - the greater of (A) .50 % per annum or (B) $250.00.

Such letter of credit fee for each Letter of Credit shall be due and payable monthly in arrears for the preceding month during which Letters of Credit are outstanding, based on the maximum Dollar amount of each L/C outstanding during such month, commencing on the first such monthly date to occur after the Closing Date.

(b) The Co-Borrowers shall pay to the Agents and the Issuing Banks, such other Letter of Credit Fees as may be provided for by separate letter agreement between the Agents, the Issuing Banks and the Co-Borrowers.

(c) With reference to Letter of Credit fees for all Letters of Credit denominated in Canadian dollars, Administrative Agent shall calculate their Dollar Equivalents for each month in advance based upon the Canadian dollar/US Dollar exchange rate in effect, as determined by Administrative Agent as of the first calendar day of such month (without limiting Administrative Agent’s right to determine the Dollar Equivalent at any time as provided in the definition of “Effective Amount”). Such Dollar Equivalents shall be used for calculating the amount of such fees. New Letters of Credit denominated in Canadian dollars shall be assigned Dollar Equivalents by Administrative Agent and such Dollar Equivalents shall apply until the next succeeding Dollar Equivalents are calculated by Administrative Agent.

3.09 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of Issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

4.01 Taxes.

(a) Any and all payments by the Co-Borrowers to each Bank or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Co-Borrowers shall pay all Other Taxes.

(b) If the Co-Borrowers shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Administrative Agent, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii) the Co-Borrowers shall make such deductions and withholdings;

(iii) the Co-Borrowers shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) the Co-Borrowers shall also pay to each Bank or the Administrative Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

(c) The Co-Borrowers agree to indemnify and hold harmless each Bank and the Administrative Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that Administrative Agent or such Bank specifies as necessary to preserve the after-tax yield Administrative Agent or such Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted, provided, however, that the Co-Borrowers shall not be required to indemnify or hold harmless any Bank to the extent (but only to the extent) of such Bank’s gross negligence or willful misconduct. Payment under this indemnification shall be made within 30 days after the date the Bank or the Administrative Agent makes written demand therefor.

(d) Within 30 days after the date of any payment by the Co-Borrowers of Taxes, Other Taxes or Further Taxes, the Co-Borrowers shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

(e) If the Co-Borrowers are required to pay any amount to Administrative Agent or any Bank pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Co-Borrowers which may thereafter accrue, if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.

4.02 Withholding Tax.

(a) If any Bank is a “foreign corporation, partnership or trust” within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Administrative Agent, to deliver to the Administrative Agent:

(i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed copies of IRS Form W-8BEN before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

(iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Co-Borrowers to such Bank, such Bank agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Co-Borrowers to such Bank. To the extent of such percentage amount, the Administrative Agent will treat such Bank’s IRS Form W-8BEN as no longer valid.

(c) If any Bank claiming exemption from United States withholding tax by filing IRS Form W-8ECI with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Co-Borrowers to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d) If any Bank is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

(e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs), except to the extent caused solely by the gross negligence or willful misconduct of Administrative Agent. The obligation of the Banks under this Subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

4.03 Illegality.

(a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Eurodollar Rate Loans, then, on notice thereof by the Bank to the Co-Borrowers through the Administrative Agent, any obligation of that Bank to make Eurodollar Rate Loans shall be suspended until the Bank notifies the Administrative Agent and the Co-Borrowers that the circumstances giving rise to such determination no longer exist.

(b) If a Bank determines that it is unlawful to maintain any Eurodollar Rate Loan, the Co-Borrowers shall, upon receipt of notice of such fact and demand from such Bank (with a copy to the Administrative Agent), prepay in full, without premium or penalty, such Eurodollar Rate Loans of that Bank then outstanding, together with interest accrued thereon either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Eurodollar Rate Loan. If the Co-Borrowers are required to so prepay any Eurodollar Rate Loan, then concurrently with such prepayment, the Co-Borrowers shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

4.04 Increased Costs and Reduction of Return.

(a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Eurodollar Rate or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans or participating in Letters of Credit, or, in the case of Issuing Bank, any increase in the cost to Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Co-Borrowers shall be liable for, and shall from time to time, within 30 days of demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs, provided that the Co-Borrowers shall not be required to pay any such amount to the extent that such amount is reflected in changes in the Base Rate, the Eurodollar Rate or other fees or charges of such Bank.

(b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy and such Bank’s desired return on capital) determines that the amount of such capital is increased as a consequence of its loans, credits or obligations under this Agreement, then, within 30 days of demand of such Bank to the Co-Borrowers through the Administrative Agent, the Co-Borrowers shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase, provided that the Co-Borrowers shall not be required to pay any such amount with respect to Base Rate Loans to the extent that such amount is reflected in changes in the Base Rate.

4.05 Funding Losses. The Co-Borrowers shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

(a) the failure of the Co-Borrowers to make on a timely basis any payment of principal of any Eurodollar Rate Loan;

(b) the failure of the Co-Borrowers to borrow, continue or convert a Loan after the Co-Borrowers have given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

(c) the failure of the Co-Borrowers to make any prepayment in accordance with any notice delivered under Section 2.06;

(d) the prepayment (including prepayments made pursuant to Article II but excluding prepayments made pursuant to Section 4.03) or other payment (including after acceleration thereof) of an Eurodollar Rate Loan on a day that is not the last day of the relevant Interest Period; or

(e) the automatic conversion under Section 2.04 of any Eurodollar Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period except any such automatic conversion resulting from prepayments required by Section 4.03;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Co-Borrowers to the Banks under this Section and under Section 4.04, each Eurodollar Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the rate used in determining the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded.

4.06 Inability to Determine Rates. If the Administrative Agent and the Banks determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate applicable pursuant to Subsection 2.08(a) for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Administrative Agent will promptly so notify the Co-Borrowers and each Bank. Thereafter, the obligation of the Banks to make or maintain Eurodollar Rate Loans, as the case may be, hereunder shall be suspended until the Administrative Agent upon the instruction of the Banks revokes such notice in writing. Upon receipt of such notice, the Co-Borrowers may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by them. If the Co-Borrowers does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Co-Borrowers, in the amount specified in the applicable notice submitted by the Co-Borrowers, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.

4.07 Reserves on Eurodollar Rate Loans. The Co-Borrowers shall pay to each Bank, as long as such Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided the Co-Borrowers shall have received at least 15 days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from the Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

4.08 Certificates of Banks. Together with any demand by a Bank for reimbursement or compensation pursuant to this Article IV, such Bank shall provide to the Co-Borrowers (with a copy to the Administrative Agent) a certificate signed by an authorized officer of the Bank (a) describing the event giving rise to such demand, and (b) showing the method and detailed calculations (which may include any reasonable averaging, attribution or allocation procedures) used by the Bank to determine the amount demanded by the Bank. In calculating the amount of costs, expenses, capital requirements or rate of reduction allocable to the Co-Borrowers, such Bank shall use such reasonable methods as such Bank shall determine. Such calculation and certification shall be conclusive and binding on the Co-Borrowers in the absence of manifest error.

4.09 Substitution of Banks. Upon the receipt by the Co-Borrowers from any Bank (an “Affected Bank”) of a claim for compensation under Section 4.04, the Co-Borrowers may: (a) request the Affected Bank to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Co-Borrowers to acquire and assume all or a ratable part of all of such Affected Bank’s Loans and Line Portion (a “Replacement Bank”); (b) request one or more of the other Banks to acquire and assume all or part of such Affected Bank’s Loans and Line Portion; or (c) designate a Replacement Bank. Any such designation of a Replacement Bank under clause (a) or (c) shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld).

4.10 Canadian Withholding Taxes. The Co-Borrowers acknowledge that as a result of the transactions contemplated by this Agreement, the Banks may become liable for Canadian withholding taxes. In the event that any Bank becomes liable for such taxes, the Co-Borrowers shall properly reimburse such Bank upon Bank’s demand. The Bank’s demand shall be accompanied by a certificate in the form described in Section 4.08, and the calculations accompanying the certificate of any Bank shall be conclusive and binding on the Co-Borrowers in the absence of manifest error.

4.11 Survival. The agreements and Obligations of the Co-Borrowers in this Article IV shall survive the payment of all other Obligations.

ARTICLE V

CONDITIONS PRECEDENT

5.01 Conditions to be Satisfied Upon Execution of Agreement. At the time the Banks execute this Agreement, unless otherwise waived by the Banks, the Administrative Agent shall have received all of the following, in form and substance satisfactory to the Administrative Agent and each Bank, and in sufficient copies for each Bank:

(a) Loan Documents. The Loan Documents set forth on Schedule 5.01 and each other document or certificate required to be executed in connection with this Agreement, executed by each party thereto.

(b) Resolutions; Incumbency. Copies of the resolutions of the board of directors of Avista and Avista Capital and the Canadian equivalent thereof for Avista Canada and Copac Management, authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary of each such corporation, and certifying the names and true signatures of the officers of each such corporation authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

(c) Organization Documents; Good Standing. The articles or certificate of incorporation and the bylaws of Avista and Avista Capital and the Canadian equivalent thereof for Avista Canada and Copac Management, as in effect on the Closing Date, certified by the Secretary of each such corporation as of the Closing Date, together with a good standing certificate for the Co-Borrowers and the Guarantors from the Secretary of State (or similar, applicable Governmental Authority) of its state or province of incorporation and each state or province where such Co-Borrower or Guarantor is qualified to do business as a foreign corporation, certified as of, or reasonably close to, the Closing Date;

(d) Legal Opinion. Opinions of U.S. and Canadian counsel to the Co-Borrowers and the Guarantors and addressed to the Administrative Agent and the Banks in form and substance acceptable to the Administrative Agent and the Banks;

(e) Payment of Fees. Evidence of payment by the Co-Borrowers of all accrued and unpaid fees (including fees payable to the Agents and the Banks under separate fee letters), costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Administrative Agent and Documentation Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Co-Borrowers and the Administrative Agent); including any such costs, fees and expenses arising under or referenced in Sections 2.09 and 11.04(a) and all costs of the auditors and consultants retained by the Banks in connection with the Obligations of the Co-Borrowers to the Administrative Agent;

(f) Certificate. A certificate signed by a Responsible Officer of each Co-Borrower, dated as of the Closing Date, stating to the best of such officer’s knowledge that:

(i) The representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;

(ii) No Default or Event of Default exists; and

(iii) There has not occurred since April 30, 2003, an event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(g) Filings. Evidence that all filings needed to perfect the security interests granted by the Security Agreement have been completed or due provision has been made therefor; and

(h) Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Bank may request.

5.02 Conditions to be Satisfied Upon Each Credit Extension. Prior to any Credit Extension under this Agreement, the following conditions precedent must be satisfied:

(a) The Administrative Agent shall have received a Notice of Borrowing under Subsection 2.03(a) or 3.02(a) as the case may be;

(b) The representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;

(c) No Default or Event of Default exists or would result from the Credit Extension; and

(d) There has not occurred since the last Credit Extension, an event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Co-Borrowers represent and warrant to the Administrative Agent and each Bank that:

6.01 Corporate Existence and Power. Each Co-Borrower and each of its Subsidiaries:

(a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, which in the case of Avista is the State of Washington and in the case of Avista Canada is the Province of Alberta, Canada;

(b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its Obligations under the Loan Documents;

(c) is duly qualified as a foreign corporation, and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d) to the best knowledge of the Co-Borrowers, is in compliance with all Requirements of Law.

6.02 Authorization; No Contravention. The execution, delivery and performance by the Co-Borrowers of this Agreement and each other Loan Document to which either Co-Borrower is party, have been duly authorized by all necessary corporate or partnership action, and do not and will not:

(a) contravene the terms of either Co-Borrower’s Organization Documents;

(b) to the best knowledge of the Co-Borrowers after reasonable due diligence, conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Co-Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

(c) to the best knowledge of the Co-Borrowers, violate any Requirement of Law.

6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, either Co-Borrower or any of its Subsidiaries of the Agreement or any other Loan Document.

6.04 Binding Effect. This Agreement and each other Loan Document to which any Co-Borrower or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of such Person to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

6.05 Litigation. Except as specifically disclosed in Schedule 6.05, there are no actions, suits or proceedings, pending, or to the knowledge of the Co-Borrowers, threatened at law, in equity, in arbitration or before any Governmental Authority, against either Co-Borrower, or any of its Subsidiaries or any of their respective properties which (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; and no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Co-Borrowers. As of the Closing Date, neither of the Co-Borrowers nor any of their Subsidiaries are in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

6.07 ERISA Compliance. Except as specifically disclosed in Schedule 6.07:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Co-Borrowers, nothing has occurred which would cause the loss of such qualification. The Co-Borrowers and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Co-Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) To the Co-Borrowers’ best knowledge, no ERISA Event has occurred or is reasonably expected to occur; (ii) the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $25,000,000.00 the value of the assets of such Plan; (iii) neither of the Co-Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither of the Co-Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) neither of the Co-Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) each Benefit Plan is in compliance in all material respects with the applicable provisions of the Code and other federal or state law.

6.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12. Neither of the Co-Borrowers nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. In no event shall the Co-Borrowers use any portion of the Loan proceeds or any Letter of Credit to invest in one of the Wells Fargo Investment Accounts.

6.09 Title to Properties. Each of the Co-Borrowers and each of their Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Co-Borrowers and their Subsidiaries is subject to no Liens, other than Permitted Liens.

6.10 Taxes. Except as specifically disclosed in Schedule 6.10, each Co-Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges shown thereon to be due and payable, and have paid all material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets as due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against either Co-Borrower or any of its Subsidiaries that would, if made, have a Material Adverse Effect.

6.11 Financial Condition.

(a) The unaudited consolidated and consolidating financial statements of Co-Borrowers dated April 30, 2003, and the related consolidated statements of income or operations, shareholders’ or partners’ equity and cash flows for the fiscal month ended on that date:

(i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except that as otherwise expressly noted therein;

(ii) fairly present the financial condition of the Co-Borrowers and their Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

(iii) show all material indebtedness and other liabilities, direct or contingent, of the Co-Borrowers and their consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

(b) Since April 30, 2003, there has been no Material Adverse Effect.

6.12 Environmental Matters. The Co-Borrowers conduct in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on their business, operations and properties, and as a result thereof the Co-Borrowers have reasonably concluded that, except as previously specifically disclosed in Schedule 6.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.13 Regulated Entities. Neither of the Co-Borrowers, nor any Person controlling a Co-Borrower, or any of its Subsidiaries, is an “Investment Company” within the meaning of the Investment Company Act of 1940. Except with respect to the regulation of Avista under the Federal Power Act, 16 U.S.C. §§ 791a et seq., neither of the Co-Borrowers is subject to regulation under any Federal or state statute or regulation limiting Co-Borrowers’ ability to incur Indebtedness. Neither of the Co-Borrowers is now regulated as a “natural gas company” under the Natural Gas Act, 15 U.S.C. §§ 717 et seq, or as a “public-utility company” under the Public Utility Holding Company Act of 1935, 15 U.S.C. §§ 79 et seq. Avista is subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) as a public utility under the Federal Power Act. Pursuant to such jurisdiction Avista is required by FERC to (a) have a rate schedule on file with FERC, which rate schedule states that sales under the rate schedule shall be made at rates established by agreement between purchasers and Avista, and (b) file quarterly reports with FERC concerning sales of power pursuant to the rate schedule. Avista is authorized by FERC, pursuant to Section 204 of the Federal Power Act, 16 U.S.C. § 824c, to issue securities and assume obligations, including the Obligations under this Agreement, provided that such issue is for some lawful object, within the corporate purposes of Avista, compatible with the public interests, and reasonably necessary or appropriate for such purposes. FERC has waived compliance by Avista with, or granted Avista authority under, other Federal Power Act regulations pertaining to public utilities.

6.14 No Burdensome Restrictions. Neither of the Co-Borrowers nor any of their Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

6.15 Copyrights, Patents, Trademarks and Licenses, Etc. To the Co-Borrowers’ best knowledge, the Co-Borrowers or their Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the knowledge of the Co-Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Co-Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Co-Borrowers, proposed.

6.16 Subsidiaries. The Co-Borrowers have no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.16 hereto and have no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.16.

6.17 Insurance. Except as specifically disclosed in Schedule 6.17, the properties of each Co-Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Co-Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Co-Borrower or such Subsidiary operates.

6.18 Full Disclosure. To the Co-Borrowers’ best knowledge, none of the representations or warranties made by the Co-Borrowers or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Co-Borrowers or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Co-Borrowers to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Bank shall be continuing to consider making Revolving Loans or Issuing Letters of Credit hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01 Financial Statements. The Co-Borrowers shall deliver to the Banks, in form and detail satisfactory to the Banks:

(a) as soon as available, but not later than 120 days after the end of each fiscal year, a copy of the audited financial statements to include a balance sheet as at the end of such year on a consolidated basis for the Co-Borrowers and their Affiliates and Subsidiaries, with consolidating schedules and the related statements of income or operations, shareholders’ equity and cash flows for such year on a consolidated basis for the Co-Borrowers and their Affiliates and Subsidiaries, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm (“Independent Auditor”) which report shall state that such financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such financial statements and opinion shall (i) be accompanied by a “negative assurance letter” with respect to such financial statement stating that “in connection with its audit, nothing came to its attention that caused the Independent Auditor to believe that the Co-Borrowers were not in compliance with the covenants of this Agreement insofar as they related to financial and accounting matters,” and (ii) not contain a going concern or scope of audit qualification and such opinion in all respects must otherwise be acceptable to the Banks in their discretion. At such time, the Co-Borrowers shall also deliver a report prepared by the Co-Borrowers and certified by a Responsible Officer of each Co-Borrower reconciling the calculations made on an Economic Basis with GAAP;

(b) as soon as available, but not later than forty-five (45) days after the end of each month, consolidated and consolidating Co-Borrowers-prepared financial statements for the Co-Borrowers in form acceptable to Banks, to be accompanied by a report prepared by the Co-Borrowers reconciling the calculations made on an Economic Basis with GAAP.

(c) as soon as available, but not later than sixty (60) days after the end of each calendar quarter and calendar year end, unaudited financial statements for Avista Capital in a form acceptable to Banks; and

(d) as soon as available, but not later than one hundred twenty (120) days after the end of each calendar year, audited financial statements for Avista Capital in a form acceptable to Banks, and accompanied by the opinion of the Independent Auditor referred to in Subsection 7.01(a) above, in form acceptable to Banks.

7.02 Certificates; Other Information. The Co-Borrowers shall furnish to the Administrative Agent and the Banks:

(a) concurrently with the delivery of the financial statements referred to in Subsections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer of the Co-Borrowers;

(b) as of the last day of each month and the fifteenth day of each month (or, if such day is a weekend or a holiday, the Business Day immediately following such day), delivered within three Business Days of the reporting date, and upon each request for utilization of the Borrowing Base Line if there are no outstanding amounts under the Borrowing Base Line on the date of such request, a Borrowing Base Report, in each case executed by a Responsible Officer of the Co-Borrowers, provided, that upon the occurrence of the amount of the difference between (i) the sum of the amounts listed in subsection (b) of the definition of “Borrowing Base Cap” and (ii) total outstandings under the Borrowing Base Line being less than $25,000,000, a Borrowing Base Report shall be required weekly, on Wednesday of each week as of Friday of the preceding week and on the 6th calendar day of each month as of the last calendar day of the preceding month, in each case executed by a Responsible Officer of the Co-Borrowers (provided the Co-Borrowers shall have no duty to deliver two Borrowing Base Reports in the same calendar week and if as a result of month end two such reports would be due during the same calendar week, the Co-Borrowers shall not be required to deliver a weekly report for the last Friday of such month, provided further that the Co-Borrower shall have no duty to deliver a Borrowing Base Report if on the reporting date under this subsection (b) there has been no utilization of the Borrowing Base Line).

(c) as of the last day of each month, delivered within three Business Days of the reporting date, a Value at Risk Report, certified by a Responsible Officer of the Co-Borrowers in the form attached hereto as Exhibit F, except that if there has been utilization of the Borrowing Base Line within the first fifteen days of such month, a Value at Risk Report as of such fifteenth day shall be furnished to the Administrative Agent within three Business Days of such day;

(d) on Wednesday of each week, a Volumetric Position Report in form acceptable to the Banks, as of Friday of the preceding week, executed by a Responsible Officer of the Co-Borrowers;

(e) on Wednesday of each week, a Mark-to-Market profit and loss statement on a consolidated basis for the Co-Borrowers, in form acceptable to Banks, as of the preceding Friday, certified by a Responsible Officer of the Co-Borrowers; provided, however, Co-Borrowers shall provide such statements more frequently upon request of Banks (The Mark-to-Market profit and loss statement delivered to the Banks on Wednesday of each week, as of Friday of the preceding week, shall include an estimate of Net Working Capital (as reported on the most recent Compliance Certificate) adjusted for (i) Mark-to-Market gains and losses related to positions with a term of less than one year, (ii) material capital expenditures, and (iii) material capital contributions and distributions);

(f) promptly when available, such additional information regarding the business, financial or corporate affairs of the Co-Borrowers or any Subsidiary as the Administrative Agent, at the request of any Bank, may from time to time reasonably request;

(g) within five (5) days after the end of each calendar quarter, a quarterly report of natural gas inventory storage locations at each quarter end;

(h) on or before the tenth (10th) Business Day of each month, a Stress Test Report as of the end of the immediately preceding calendar month, in form and substance satisfactory to Banks, setting forth the potential calculated losses evidenced by a stress test of the Co-Borrowers’ (i) short-term book, plus (ii) the long-term book using the greatest daily price percentage upward and/or downward movement derived from the historical daily price fluctuations for the period ending on the date of such calculation, multiplied by 1.5 and then applied to the Co-Borrower’s short-term and long-term books; Co-Borrowers may request that the Banks agree to substitute a different Stress Test in lieu of the forgoing test, but the Banks may accept or reject such substitute test in their sole discretion; and

(i) concurrently with the delivery of the Borrowing Base Report referred to in Subsection 7.02(a), a report, in form and substance satisfactory to the Banks, of the potential offsets from out-of-the-money forward positions with counterparties whose Accounts or Exchange Receivables are included in the calculation of the Borrowing Base Cap.

7.03 Notices. The Co-Borrowers shall promptly notify the Administrative Agent and each Bank:

(a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that could reasonably be expected to become a Default or Event of Default;

(b) of the occurrence of any event which could reasonably be expected to cause a material impairment of the Collateral used to calculate the Borrowing Base Cap;

(c) of the occurrence of any event which could reasonably be expected to cause a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a material Contractual Obligation of either Co-Borrower or any Subsidiary; (ii) any material dispute, litigation, investigation, proceeding or suspension between a Co-Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting a Co-Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(d) of the occurrence of any of the following events affecting a Co-Borrower or any ERISA Affiliate (but in no event more than 10 days after such Co-Borrower receives notice or becomes aware of such event), and deliver to the Administrative Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to such Co-Borrower or any ERISA Affiliate with respect to such event:

(i) an ERISA Event;

(ii) the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto, exceeds by more than $5,000,000.00 the value of the assets of such Plan;

(iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Co-Borrowers or any ERISA Affiliate, other than Plans in existence on the date of this Agreement;

(iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in (a) a material increase in contributions or (b) the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto, exceeding by more than $5,000,000.00 the value of the assets of such Plan, other than amendments required to maintain a Plan’s tax qualified status under Section 401(a) of the Code;

(e) of any material change in accounting policies or financial reporting practices by either Co-Borrower;

(f) of any intended relocation of natural gas inventory or any intended new location of natural gas inventory owned by a Co-Borrower, at least ten (10) Business Days prior to the date such inventory is to be stored at such location; and

(g) of any amounts deposited in the Wells Fargo Collateral Account pursuant to the Wells Fargo FX Documents.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of the Co-Borrowers setting forth details of the occurrence referred to therein, and stating what action the Co-Borrowers or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or reasonably could be expected to be) breached or violated as therein provided.

7.04 Preservation of Corporate Existence, Etc. The Co-Borrowers shall, and shall cause each of their Subsidiaries to:

(a) preserve and maintain in full force and effect its corporate or partnership existence and good standing under the laws of its state or jurisdiction of incorporation or organization;

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business;

(c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05 Maintenance of Property. Each of the Co-Borrowers shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except in any case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.06 Insurance. Each of the Co-Borrowers shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including, without limitation, marine cargo insurance, if appropriate. Administrative Agent, for the benefit of the Banks, shall be named as an additional insured and loss payee under all such polices, without liability for premiums or club calls.

7.07 Payment of Obligations. Each of the Co-Borrowers shall, and shall cause each of its Subsidiaries and Affiliates to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Co-Borrower or such Subsidiary;

(b) all lawful claims which, if unpaid, would by law become a Lien upon its property unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Co-Borrower or Subsidiary, and provided that at such time the claim becomes a Lien (other than a lis pendens notice), it shall be promptly paid; and

(c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.08 Compliance with Laws. Each of the Co-Borrowers shall comply, and shall cause each of its Subsidiaries and Affiliates to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act).

7.09 Compliance with ERISA. Each of the Co-Borrowers shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in material compliance with the applicable provisions of ERISA, the Code and other applicable federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

7.10 Inspection of Property and Books and Records. Each of the Co-Borrowers shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Co-Borrower and Subsidiary. Each Co-Borrower shall permit, and shall cause each of its Subsidiaries to permit representatives and independent contractors of the Administrative Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Administrative Agent or Bank causing such inspection and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Co-Borrowers; provided, however, when an Event of Default exists the Administrative Agent or any Bank may do any of the foregoing at the expense of the Co-Borrowers at any time during normal business hours and without advance notice.

7.11 Environmental Laws. Each of the Co-Borrowers shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its property in compliance in all material respects with all Environmental Laws.

7.12 Use of Proceeds. Each of the Co-Borrowers shall use the proceeds of the Loans for the uses described in this Agreement and not in contravention of any Requirement of Law or of any Loan Document restrictions on use of loan proceeds. The Co-Borrowers shall not use the proceeds of the Loan or any Letter of Credit to acquire, directly or indirectly, any Margin Stock.

7.13 Borrowing Base Audit. At such times as Administrative Agent deems advisable, the Co-Borrowers will allow Administrative Agent or an entity satisfactory to Administrative Agent to conduct a thorough examination of the Collateral used to calculate the Borrowing Base Cap, and the Co-Borrowers will fully cooperate in such examination. The Co-Borrowers shall pay the reasonable costs and expenses related to the examinations.

7.14 Risk Management Procedures Audit. At such times as Administrative Agent deems advisable, the Co-Borrowers will allow Administrative Agent or an entity satisfactory to Administrative Agent to conduct a thorough examination of the Co-Borrowers’ risk management procedures, and the Co-Borrowers will fully cooperate in such examination. Such examinations shall not exceed two (2) per calendar year; provided, however, at any time the Administrative Agent or any Bank deems it necessary, at its option, the Administrative Agent, any Bank or a third party designated by the Administrative Agent may conduct additional examinations. The Co-Borrowers shall pay the reasonable costs and expenses related to the examinations.

7.15 Payments to Bank Blocked Accounts.

(a) The Co-Borrowers promptly, and from time to time, shall notify all Account Debtors under all of its Accounts to make all payments under such Accounts to the Bank Blocked Accounts or the Lockbox and shall provide Banks with reasonable evidence of such notification. In the event that any Account Debtor does not make any payment directly to a Bank Blocked Account or the Lockbox, such Co-Borrower shall promptly deposit such amounts into its Bank Blocked Account or Lockbox.

(b) Co-Borrowers may transfer funds from the Bank Blocked Accounts into an Operating Account, a Wells Fargo Investment Account, or a Paribas Investment Account, until such time as Wells Fargo receives an Activation Notice pursuant to the Override Agreement. Prior to the receipt by Wells Fargo of such an Activation Notice, Co-Borrowers may transfer funds among such Accounts and may make disbursements from the Operating Accounts unless such disbursement is otherwise restricted by the provision of this Agreement.

(c) The Collateral Agent may, in its sole discretion or shall at the discretion of any Bank, deliver an Activation Notice to Wells Fargo with a copy to the Co-Borrowers. During an Activation Period, in order to request a transfer from the Bank Blocked Accounts, Co-Borrowers shall utilize the form attached hereto as Exhibit I, which may be sent by facsimile to the Collateral Agent. During an Activation Period the Collateral Agent may from time to time approve a request of the Co-Borrowers to transfer proceeds from the Bank Blocked Accounts into an Operating Account, a Wells Fargo Investment Account, or a Paribas Investment Account, and may from time to time approve a request of the Co-Borrowers to wire transfer funds from the Operating Accounts and to pay checks presented to the Operating Accounts (including any such approvals conducted by electronic means satisfactory to the Collateral Agent). However, during an Activation Period, the Collateral Agent has absolutely no duty to approve any such request to transfer funds into any Operating Account, Wells Fargo Investment Account or Paribas Investment Account or any such wire transfer or payment of any such check, and at any time may refuse to approve any such request to transfer funds into any Operating Account, Wells Fargo Investment Account or Paribas Investment Account or to wire transfer funds out of any Operating Account or to pay any such check presented against any Operating Account, in each case until all Obligations have been satisfied.

(d) During an Activation Period, and provided there exists an Event of Default at such time, the Collateral Agent at any time may apply amounts contained in the Bank Blocked Accounts, the Operating Accounts, the Wells Fargo Investment Accounts or the Paribas Investment Accounts toward satisfaction of the Obligations in accordance with the requirements of this Agreement. The Co-Borrowers and each other Bank other than BNP Paribas acknowledge and agree that during an Activation Period the Bank Blocked Accounts, the Operating Accounts, the Paribas Investment Accounts and the Lockbox are under the exclusive dominion and control of the Collateral Agent. The Co-Borrowers further acknowledge and agree that although the Collateral Agent may from time to time during an Activation Period approve a request to transfer funds into one of the Wells Fargo Investment Accounts, the Collateral Agent has no duty to approve any such request and to the extent of any transfer, all amounts in the Wells Fargo

Investment Accounts are and shall remain during an Activation Period in the exclusive dominion and control of the Collateral Agent.

7.16 Compliance with FERC. Each Co-Borrower agrees to comply with all requirements of the FERC applicable to such Co-Borrower. Each Co-Borrower further agrees to (a) promptly notify the Banks of any request received from FERC for information regarding Avista’s business operations or any other material development involving Avista’s relationship with FERC, (b) keep the Banks informed as to such matters between such Co-Borrower and FERC as the Banks may request and (c) to make available to the Banks for inspection copies of all material correspondence between such Co-Borrower and FERC.

7.17 [Intentionally Deleted].

7.18 Estimate of Net Working Capital. The Co-Borrowers shall maintain on a bi-weekly basis an estimate of Net Working Capital and such estimate shall not be less than the minimum amount set forth on Subsection 8.12(a). Such estimate shall be calculated based upon the Net Working Capital (as reported on the most recent Compliance Certificate) adjusted for (a) Mark-to-Market gains and losses related to positions with a term of less than one year, (b) material capital expenditures, and (c) material capital contributions and distributions.

7.19 Further Information. Co-Borrowers shall deliver to Administrative Agent, promptly upon sending or receipt, copies of any and all management letters and correspondence relating to management letters, sent or received by Co-Borrowers to or from the Independent Auditor.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Banks waive compliance in writing:

8.01 Limitation on Liens. The Co-Borrowers shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on property of a Co-Borrower or any of its Subsidiaries on the Closing Date and set forth in Schedule 8.01 securing Indebtedness outstanding on such date;

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07, provided that no notice of lien has been filed or recorded under the Code;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty and, with respect to any such warehousemen’s or landlord’s lien, such liens only secure accrued rental charges;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) Liens on the property of the Co-Borrowers or their Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such unstayed liens in the aggregate at any time outstanding for the Co-Borrowers and their Subsidiaries do not exceed $100,000.00;

(h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially interfere with the ordinary conduct of the business of the Co-Borrowers and their Subsidiaries;

(i) purchase money security interests (other than capital leases) on any property acquired or held by a Co-Borrower or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $100,000.00;

(j) Liens of interest owners, including without limitation, Liens arising as would be defined in Texas Bus. & Com. Code Section 9.319, comparable laws of the states of Oklahoma, Kansas, Wyoming or New Mexico, or other comparable law; and

(k) The Lien permitted pursuant to that certain Security Agreement: Rights to Payment dated as of October 31, 2002 of Avista in favor of Wells Fargo.

8.02 Consolidations and Mergers. The Co-Borrowers shall not, nor suffer or permit any of their Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

8.03 Limitation on Indebtedness. The Co-Borrowers shall not, nor suffer or permit any of their Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) Indebtedness incurred pursuant to or in accordance with, this Agreement;

(b) Indebtedness consisting of trade payables in the ordinary course of business;

(c) Indebtedness existing on the Closing Date, and described on Schedule 8.01;

(d) Indebtedness in respect of purchase money security interests permitted by Section 8.01 hereof;

(e) Indebtedness in respect of Contingent Obligations permitted by Section 8.06 hereof; and

(f) the Eligible Subordinated Debt.

8.04 Transactions with Affiliates. The Co-Borrowers shall not, nor suffer or permit any of their Subsidiaries to, enter into any transaction with any Affiliate of a Co-Borrower, except upon fair and reasonable terms no less favorable to such Co-Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of a Co-Borrower or such Subsidiary.

8.05 Use of Proceeds. The Co-Borrowers shall not, nor suffer or permit any of their Subsidiaries to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (a) to purchase or carry Margin Stock, (b) to repay or otherwise refinance indebtedness of a Co-Borrower or others incurred to purchase or carry Margin Stock, (c) to extend credit for the purpose of purchasing or carrying any Margin Stock, (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act; or (e) to invest in the Wells Fargo Investment Accounts.

8.06 Contingent Obligations. The Co-Borrowers shall not, nor suffer or permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

(a) endorsements for collection or deposit in the ordinary course of business;

(b) swap contracts entered into in the ordinary course of business as bona fide hedging transactions; and

(c) Contingent Obligations of the Co-Borrowers and their Subsidiaries existing as of the Closing Date and described on Schedule 8.06.

8.07 Restricted Payments. The Co-Borrowers shall not, nor suffer or permit any of their Subsidiaries to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that the Co-Borrowers may:

(a) declare and make dividend payments or other distributions payable solely in their common stock;

(b) purchase, redeem or otherwise acquire shares of their common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of their common stock; and

(c) declare and make dividend payments to Avista Capital provided, that no such dividend shall be declared or paid unless, immediately after giving effect to such proposed action, no Default or Event of Default would exist, provided, further, that upon each payment of a dividend, the Co-Borrowers execute and deliver to the Banks a Notification of Dividend Payment, substantially in the form attached hereto as Schedule 8.07(c).

8.08 ERISA. The Co-Borrowers shall not, nor suffer or permit any of their ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

8.09 Change in Business. The Co-Borrowers shall not, nor suffer or permit any of their Subsidiaries to, engage in any line of business or trading strategies, policies and procedures other than those outlined on Schedule 8.09.

8.10 Accounting Changes. The Co-Borrowers shall not, nor suffer or permit any of their Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of such Co-Borrower or of any Subsidiary without the prior written consent of the Banks.

8.11 Value at Risk of Open Positions.

(a) At no time will the Co-Borrowers allow the total Value at Risk of their Open Positions to exceed $5,200,000.00.

(b) At no time will the Co-Borrowers allow the Value at Risk of their Open Positions in electricity only to exceed $4,500,000.00.

(c) At no time will the Co-Borrowers allow the Value at Risk of their Open Positions in natural gas only to exceed $3,600,000.00.

8.12 Consolidated Financial Covenants. The Co-Borrowers will, at all times, observe the following financial covenants, on a consolidated basis:

(a) Minimum Net Working Capital in an amount not less than $15,600,000.00, provided however if there are no amounts outstanding under the Borrowing Base Line, for purposes of this Subsection 8.12(a) “Net Working Capital” shall be defined to include any cash securing Letters of Credit issued under the Collateralized L/C Line;

(b) Net Working Capital in an amount required to support the Elected Line Cap elected by the Co-Borrowers;

(c) Maximum ratio of total liabilities, including without limitation, energy commodity liabilities, (adjusted by netting Mark-to-Market assets and liabilities from the same counter parties), plus Letters of Credit not supporting balance sheet liabilities to Net Worth of 6:1; and

(d) Minimum Net Worth in an amount not less than $130,000,000.00,

provided that, in no event will the Co-Borrowers’ Net Working Capital or Net Worth calculated in accordance with GAAP be less than zero.

8.13 Risk Management Policy. The Co-Borrowers (a) will not materially change their revised risk management policies or the volumetric limits reflected on Exhibit H attached hereto, without the prior written consent of Administrative Agent and the Banks, and (b) will comply with such risk management policies in all material respects and with the volumetric limits reflected on Exhibit H attached hereto in all instances.

8.14 Hourly and Daily Trading Expense. The Co-Borrowers will not permit, at any time, the exposure related to hourly and daily trading of electricity to exceed the lesser of (i) 3 1/2% of Co-Borrowers’ last reported estimated Net Working Capital, or (ii) $1,750,000.00.

8.15 Loans and Investments. Neither Co-Borrower shall purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including Avista Corporation, Avista Capital or any other Affiliate of either Co-Borrower, except for:

(a) investments in cash equivalents held directly by the Co-Borrowers and Marketable Securities;

(b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c) advances, loans or extensions of credit to Avista Capital provided the following conditions are satisfied at the time such advance, loan or extension of credit is made:

(i) The tenor of such advance, loan or extension of credit is 90 days or less;

(ii) Avista Capital certifies to the Co-Borrowers and the Administrative Agent that it has liquidity sufficient to repay the loan immediately upon demand by the Co-Borrowers;

(iii) The aggregate advances, loans or extensions of credit do not exceed 30% of the Co-Borrowers’ Net Worth;

(iv) No Default or Event of Default exists;

(v) The instrument or other evidence of Avista Capital’s indebtedness to the Co-Borrowers provides that if there is a Default or Event of Default hereunder, such indebtedness shall become immediately due and payable; and

(vi) The aggregate advances, loans and extensions of credit together with the purchases of Avista Corporation’s debt securities permitted under Subsection (d) below do not exceed 50% of the Co-Borrowers’ Net Worth; and

(d) purchases of debt securities of Avista Corporation provided the following conditions are satisfied at the time such purchase is made:

(i) the debt security being purchased will be treated as a long-term asset on the books of the Co-Borrowers;

(ii) The aggregate purchased debt securities do not exceed 30% of the Co-Borrowers’ Net Worth;

(iii) No Default or Event of Default exists;

(iv) The aggregate purchased debt securities together with the advances, loans and extensions of credit permitted under Subsection (c) above do not exceed 50% of the Co-Borrowers’ Net Worth; and

(v) Upon delivery to the Collateral Agent of the debt securities being purchased (which delivery shall occur within five (5) Business Days of the purchase), or other appropriate arrangements, the Collateral Agent will have a first priority perfected security interest in such debt securities.

Provided that if there is a Default or Event of Default hereunder, the Administrative Agent may demand that the Co-Borrowers sell the purchased debt securities.

8.16 Certification. Upon the making of any advance, loan or extension of credit to Avista Capital under Subsection 8.15(c) or the purchase of debt securities of Avista Corporation under Subsection 8.15(d), the Co-Borrowers shall promptly furnish a certification to the Administrative Agent certifying that the conditions of Subsection 8.15(c) or 8.15(d), as the case may be, have been satisfied.

8.17 Change of Management. Co-Borrowers shall not permit any Change of Management. For purposes of this Section 8.17, “Change of Management” shall mean that any of Dennis Vermillion, Gary Ely, Michael D’Arienzo or David Dickson cease to occupy their present positions with the Co-Borrowers, and the Co-Borrowers shall have failed to replace such individuals with persons possessing similar expertise (reasonably satisfactory to the Banks) within ninety (90) days of such event.

8.18 Stress Test Short Term Book/Long Term Book. At no time will either Co-Borrower allow the results of the stress test, using the method described in Subsection 7.02(h) and evidenced by the stress test report applied to its short-term book, plus the dollar amount of the long-term stress test result that is over and above the long-term book value recorded on the balance sheet, to exceed, for two consecutive calendar months, the lesser of (i) 90% of the Adjusted Net Working Capital required under Section 8.12 hereof, or (ii) $50,000,000.00.

8.19 Posted Collateral Investments. At no time will either Co-Borrower invest any Posted Collateral in any Marketable Securities with tenors beyond 90 days.

8.20 Wells Fargo FX Documents. Co-Borrower shall not permit any material amendment of the Wells Fargo FX Documents.

ARTICLE IX

EVENTS OF DEFAULT

9.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Either Co-Borrower fails to pay any amount payable hereunder or under any other Loan Document when due; or

(b) Representation or Warranty. Any representation or warranty made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by a Co-Borrower or Guarantor, or any Responsible Officer thereof furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect or incomplete in any respect on or as of the date made or deemed made; or

(c) Covenant Defaults. Either Co-Borrower fails to perform or observe any other term, covenant or agreement contained in any of the Loan Documents; or

(d) Cross-Default. Either Co-Borrower or any Subsidiary of a Co-Borrower (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000.00 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (ii) fails to perform or observe any other material condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if, after expiration of any grace or cure period therein provided, the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(e) Insolvency; Voluntary Proceedings. Either Co-Borrower or any Subsidiary of a Co-Borrower (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

(f) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against either Co-Borrower or any Subsidiary of a Co-Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of a Co-Borrower or any Subsidiary or any of either Co-Borrower’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded in each case within 60 days after commencement, filing or levy; (ii) either Co-Borrower or any Subsidiary of a Co-Borrower admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) either Co-Borrower or any Subsidiary of a Co-Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(g) ERISA. (i) An ERISA Event shall occur with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of either Co-Borrower under Title IV of ERISA to the Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000.00; (ii) the present value of all benefit liabilities under each Plan (based on the assumptions used to fund such Plan), as of the last annual valuation date applicable thereto, exceeds by more than $25,000,000.00 the value of the assets of such Plan; or (iii) either Co-Borrower or any ERISA Affiliate shall fail to pay when due, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000.00; or

(h) Monetary Judgments or Orders. One or more non-interlocutory judgments, non-interlocutory orders, decrees, arbitration awards or administrative orders is entered against either Co-Borrower or any Subsidiary of a Co-Borrower, which such judgment, order, decree or award is not effectively stayed pending appeal thereof, involving in the aggregate a liability as to any single or related series of transactions, incidents or conditions, to pay an amount of $100,000.00 or more unless such Co-Borrower has demonstrated to the satisfaction of the Administrative Agent that such Co-Borrower has established adequate reserves for such liability; or

(i) Non-Monetary Judgments or Orders. Any non-monetary judgment, order or decree is entered against either Co-Borrower or any Subsidiary of a Co-Borrower which does or would reasonably be expected to have a Material Adverse Effect; or

(j) Change of Control. There occurs any Change of Control not previously approved by the Banks, including without limitation any Change of Control arising as a result of any pledge, hypothecation assignment or other transfer not previously approved by the Banks; or

(k) Adverse Change. There occurs a Material Adverse Effect; or

(l) Guarantor Defaults. Either Guarantor fails to perform or observe any term, covenant or agreement in the Guaranty executed by such Guarantor; including without limitation the failure of Avista Capital to maintain minimum Net Worth at least equal to $160,000,000.00, or Avista Capital fails to perform under any subordination agreement issued for the benefit of the Banks or such Guaranty or any subordination agreement issued for the benefit of the Banks is for any reason (other than satisfaction in full of all Obligations and the termination of the Loans) partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or such Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or any event described at subsections (e), (f), (g), (h), (i) or (k) of this Section occurs with respect to such Guarantor; or

(m) Guarantor Cross-Default. Either Guarantor or any of their subsidiaries (i) fail to make any payment in respect of (A) any Indebtedness or Contingent Obligation owing to either Agent or an Affiliate of either Agent or (B) in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount of more than $1,000,000.00, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) fail to perform or observe any other material condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if, after expiration of any grace or cure period therein provided, the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such

Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(n) Downgrade of Avista Corporation The long-term indebtedness of Avista Corporation is rated below BB+ or the equivalent thereof by Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or Ba1 or the equivalent thereof by Moody’s Investors Services, Inc.

9.02 Remedies. If any Event of Default occurs, the Administrative Agent may and shall, at the request of the Required Banks:

(a) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing by the beneficiary under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Co-Borrowers; and

(b) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law including, without limitation, seeking to lift the stay in effect under the Insolvency Proceeding;

provided, however, that upon the occurrence of any event specified in subsection (e) or (f) of Section 9.01, an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing by the beneficiary under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) together with the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent, the Issuing Bank or any Bank.

9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.01 Appointment and Authorization.

(a) Each Bank hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Banks to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Agent”, as used in this Article X, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

10.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.03 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Co-Borrowers or any Subsidiary or Affiliate of the Co-Borrowers, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent-Related Persons under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Co-Borrowers or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Co-Borrowers or any of the Co-Borrowers’ Subsidiaries or Affiliates.

10.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Co-Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

(b) For purposes of determining compliance with the conditions specified in Section 5.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

10.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Co-Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Banks in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated

to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

10.06 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agents hereinafter taken, including any review of the affairs of the Co-Borrowers and their Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Co-Borrowers and their Subsidiaries, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Co-Borrowers hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Co-Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Co-Borrowers which may come into the possession of any of the Agent-Related Persons.

10.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Co-Borrowers and without limiting the obligation of the Co-Borrowers to do so), pro rata in accordance with each Bank’s Adjusted Pro Rata Share, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent, the Collateral Agent and the Documentation Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent, the Collateral Agent or the Documentation Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent, the Collateral Agent or the Documentation Agent is not reimbursed for such expenses by or on behalf of the Co-Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent or the Documentation Agent.

10.08 Agents in Individual Capacity. The Agents may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Co-Borrowers and their Subsidiaries and Affiliates as though they were not the Administrative Agent, the Collateral Agent or the Documentation Agent or an Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, the Administrative Agent, the Collateral Agent and the Documentation Agent may receive information regarding the Co-Borrowers or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Co-Borrowers or such Subsidiary) and acknowledge that the Administrative Agent, the Collateral Agent and Documentation Agent shall be under no obligation to provide such information to them. With respect to its Loans, the Administrative Agent, the Collateral Agent and the Documentation Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent, the Collateral Agent or the Documentation Agent or an Issuing Bank, and the terms “Bank” and “Banks” include the Agents in their individual capacity.

10.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Banks. If the Administrative Agent resigns under this Agreement, the Banks shall appoint, from among the Banks, a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Banks appoint a successor agent as provided for above.

10.10 Collateral Matters. (a) The Collateral Agent is authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Banks irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon payment in full of all Loans and all other Obligations known to the Collateral Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Co-Borrowers or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to a Co-Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Co-Borrower or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Banks. Upon request by the Collateral Agent at any time, the Banks will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this subsection 10.10(b), provided that the absence of any such confirmation for whatever reason shall not affect the Collateral Agent’s rights under this Section 10.10.

(c) Each Bank agrees with and in favor of each other (which agreement shall not be for the benefit of the Co-Borrowers or any Subsidiary) that the Co-Borrowers’ obligations to such Bank under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral now or hereafter acquired by such Bank.

10.11 Monitoring Responsibility. Each Bank will make its own credit decisions hereunder. Neither the Administrative Agent, the Collateral Agent or the Documentation Agent shall have any duty to monitor the Collateral used to calculate the Borrowing Base Cap, the amounts outstanding under sub-lines or the reporting requirements or the contents of reports delivered by the Co-Borrowers. Each Bank assumes the responsibility of keeping itself informed at all times.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Co-Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Banks and the Co-Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Banks directly affected thereby and by the Co-Borrowers, and acknowledged by the Administrative Agent, do any of the following:

(a) extend the Advance Maturity Date, the Maturity Date or the Expiration Date ;

(b) increase the Line Portion of any Bank;

(c) amend the definition of Borrowing Base Cap;

(d) reduce or delay the payment of the principal of, or the rate of interest specified herein on any Loan or L/C Borrowing or (subject to clause (iv) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Banks shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Co-Borrowers to pay interest at the Default Rate;

(e) change the definition of Required Banks;

(f) change the Pro Rata Share or Adjusted Pro Rata Share of any Bank;

(g) amend this Section 11.01, Subsection 2.08 (b), Section 2.13 or Section 2.14 or any provision herein expressly providing for consent or other action by all the Banks;

(h) release any Guarantor from the liability under such Guarantor’s Guaranty; or

(i) release any part of the Collateral except for the release of cash, including without limitation, releases of cash from the Bank Blocked Account and the Co-Borrowers’ operating accounts.

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the relevant Issuing Bank in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Agent Fee may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, any Bank that has failed to fund any portion of any Loans, or participations in L/C Obligations required to be funded by it hereunder shall not have any right to approve or disapprove any amendment, waiver or consent hereunder; provided, however, except as a result of the implementation of Section 2.14, the Pro Rata Share or Adjusted Pro Rata Share of such Bank may not be increased without the consent of such Bank, no payment to such Bank shall be decreased or postponed without the consent of such Bank, and the Applicable Margin may not be decreased without the consent of such Bank.

11.02 Notices.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 11.02; or, in the case of the Co-Borrowers, the Administrative Agent, or the Issuing Bank, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Co-Borrowers, the Administrative Agent and the Issuing Bank. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; and (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; provided, however, that notices and other communications to the Administrative Agent and the Issuing Bank pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 11.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Banks. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Except in connection with or pursuant to the Wells Fargo Accounts, including the WellsNet Service, electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used to deliver any notice hereunder.

(d) Reliance by Administrative Agent and Banks. The Administrative Agent and the Banks shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Co-Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Co-Borrowers jointly and severally shall indemnify each Agent-Related Person and each Bank from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Co-Borrowers. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Bank or the Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Costs and Expenses. The Co-Borrowers agree (a) to pay or reimburse the Agents for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Bank for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Bank. The agreements in this Section shall survive the termination of this Agreement and repayment of all the other Obligations.

11.05 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Co-Borrowers jointly and severally agree to indemnify, save and hold harmless each Agent-Related Person, each Bank and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Bank) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Loan Party, any Affiliate of any Loan Party or any of their respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent or the replacement of any Bank) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the use or contemplated use of the proceeds of any Credit Extension, or the relationship of any Loan Party, the Administrative Agent and the Banks under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, WHETHER OR NOT ARISING OUT OF THE NEGLIGENCE OF AN INDEMNITEE, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive the termination of this Agreement and repayment of all the other Obligations.

11.06 Payments Set Aside. To the extent that the Co-Borrowers make a payment to the Administrative Agent or the Banks, or the Administrative Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

11.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Co-Borrowers may not assign or transfer any of their rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Bank.

11.08 Assignments, Participations, Etc.

(a) Any Bank, at any time may assign and delegate to one or more Eligible Assignees (each an “Assignee”) all, or any ratable part of all, of the Loans, the Borrowing Base Line, the Collateralized L/C Line, the L/C Obligations and the other rights and obligations of such Bank hereunder, in a minimum amount of $1,000,000.00; provided, however, that the Co-Borrowers and the Administrative Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Co-Borrowers and the Administrative Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Co-Borrowers and the Administrative Agent an Assignment and Acceptance (“Assignment and Acceptance”) in form attached hereto as Exhibit D, together with any Note or Notes subject to such assignment; and (iii) the assignor Bank or Assignee has paid to the Administrative Agent a processing fee in the amount of $2,500.00.

(b) From and after the date that the Administrative Agent notifies the assignor Bank that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(c) The Co-Borrowers shall execute and deliver to the Administrative Agent, new Notes evidencing such Assignee’s assigned Loans and Line Portion and, if the assignor Bank has retained a portion of its Loans and its Line Portion, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Line Portion arising therefrom. The Line Portion allocated to each Assignee shall reduce such Line Portion of the assigning Bank pro tanto. Upon such Assignment, Administrative Agent is authorized to revise Schedule 2.01 and Schedule 11.02 to reflect the adjusted status of the Banks.

(d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Co-Borrowers (a “Participant”) participating interests in any Loans, the Line Portion of that Bank and the other interests of that Bank (the “originating Bank”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank’s obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Co-Borrowers, the Issuing Bank and the Administrative Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 11.01. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Co-Borrowers hereunder shall be determined as if such Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

(e) Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Co-Borrowers and provided to it by the Co-Borrowers or any Subsidiary, or by the Administrative Agent on a Co-Borrower’s or Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Co-Borrowers, provided that such source is not bound by a confidentiality agreement with, or under obligation of confidentiality, the Co-Borrowers known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Bank or their respective

Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank’s independent auditors and other professional advisors; (G) to any Affiliate of such Bank, or to any Participant or Assignee, actual or potential, provided that such Affiliate, Participant or Assignee agrees to keep such information confidential to the same extent required of the Banks hereunder, and (H) as to any Bank, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which a Co-Borrower is party or is deemed party with such Bank.

(f) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 C.F.R. § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(g) Notwithstanding anything to the contrary contained herein, if at any time the Administrative Agent assigns all of its Line Portion and Loans pursuant to subsection (b) above, the Administrative Agent shall, (i) upon 30 days’ notice to the Co-Borrowers and the Banks, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Co-Borrowers shall be entitled to appoint from among the Banks a successor Issuing Bank hereunder; provided, however, that no failure by the Co-Borrowers to appoint any such successor shall affect the resignation of the Administrative Agent as Issuing Bank. Administrative Agent shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Banks to make Loans or fund participations in L/C Obligations pursuant to Section 3.03).

11.09 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Co-Borrowers, any such notice being waived by the Co-Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Co-Borrowers against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Co-Borrowers and the Administrative Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.10 Automatic Debits of Fees. With respect to any commitment fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Administrative Agent, the Issuing Bank or any Bank under the Loan Documents, the Co-Borrowers hereby irrevocably authorize the Administrative Agent to debit any deposit accounts of the Co-Borrowers with Wells Fargo in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

11.11 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Administrative Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

11.12 Bank Blocked Accounts Charges and Procedures: Paribas Investment Accounts.

(a) During an Activation Period, Collateral Agent may approve a request to transfer, at Collateral Agent’s sole discretion, of any collected and available balances in the Bank Blocked Accounts each day by wire transfer to the Operating Accounts, the Wells Fargo Investment Accounts, or the Paribas Investment Accounts. Funds are not available if, in the reasonable determination of Collateral Agent, they are subject to a hold, dispute or legal process preventing their withdrawal. The Co-Borrowers agree that during an Activation Period, they cannot, and will not, withdraw any monies from the Bank Blocked Accounts until such time as Collateral Agent no longer claims any interest in the Bank Blocked Accounts. The Co-Borrowers will not permit the Bank Blocked Accounts, the Operating Accounts, the Wells Fargo Investment Accounts or the Paribas Investment Accounts to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, nature or description. Co-Borrowers acknowledge that the Collateral Agent and the Banks have a security interest in all cash, bank accounts and other accounts of Co-Borrowers, and thus to better enable the Collateral Agent to have access to and a right of set off against all such cash, bank accounts and other accounts, Co-Borrowers agree and covenant to maintain no deposit accounts except (x) with Collateral Agent, (y) the Bank Blocked Accounts, the Operating Accounts and the Wells Fargo Investment Accounts, the Wells Fargo Collateral Account or with Wells Fargo as otherwise permitted by the Collateral Agent, on behalf of the Banks, and (z) with other institutions approved by the Collateral Agent, on behalf of the Banks, provided that the Collateral Agent shall retain a perfected security interest in such accounts.

(b) During an Activation Period and provided there exists an Event of Default hereunder, the Collateral Agent shall have the right, in accordance with the terms and conditions of this Agreement and the Override Agreement, to cause the transfer to the Collateral Agent of amounts contained in the Bank Blocked Accounts, the Operating Accounts, the Wells Fargo Investment Accounts, or the Paribas Investment Accounts, so long as such instruction to transfer is either in accordance with a request from the Co-Borrowers or pursuant to the Collateral Agent’s rights hereunder.

11.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

11.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Co-Borrowers, the Banks, the Administrative Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.16 Governing Law and Jurisdiction.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS) OF THE STATE OF NEW YORK, PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE CO-BORROWERS, THE ADMINISTRATIVE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE CO-BORROWERS, THE ADMINISTRATIVE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE CO-BORROWERS HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THE CO-BORROWERS AND APPOINT CT CORPORATION SYSTEM AT 111 EIGHTH AVENUE, NEW YORK, NY 10011, AS REGISTERED AGENT FOR THE PURPOSE OF RECEIVING AND FORWARDING SERVICE OF PROCESS WITHIN THE STATE OF NEW YORK AND AGREE TO OBTAIN A LETTER FROM CT CORPORATION, ACKNOWLEDGING SAME. CO-BORROWERS AGREE TO MAINTAIN A REGISTERED AGENT FOR SERVICE OF PROCESS DURING THE TERM OF THIS AGREEMENT AND TO PROVIDE THE ADMINISTRATIVE AGENT WITH THIRTY (30) DAYS ADVANCE NOTICE PRIOR TO ANY RESIGNATION OF ANY SUCH REGISTERED AGENT.

11.17 Waiver of Jury Trial. EACH OF THE CO-BORROWERS, THE BANKS AND THE ADMINISTRATIVE AGENT WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR

ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE CO-BORROWERS, THE BANKS AND THE ADMINISTRATIVE AGENT AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.18 Entire Agreement. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE CO-BORROWERS, THE BANKS AND THE ADMINISTRATIVE AGENT, AND SUPERSEDES ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.

11.19 Fortis Capital Corp. as Documentation Agent. Fortis Capital Corp., in its capacity as Documentation Agent, shall have no duties, rights or obligations under the Credit Agreement or any other Loan Document, including, but not limited to, Article X of the Credit Agreement other than the preparation of this Agreement and the other Loan Documents relating thereto. Fortis Capital Corp.’s duties, rights, and obligations under the Loan Documents shall be only those of a Bank.

11.20 Reliance by Co-Borrowers. Co-Borrowers shall be entitled to rely on any consent, approval or decision of BNP Paribas in writing, as Administrative Agent.

11.21 Nature of Obligations. The obligations of the Co-Borrowers hereunder and under each other Loan Document are joint and several in nature.

11.22 Amendment and Restatement. This Agreement is in amendment and restatement of the Existing Credit Agreement in its entirety. The Co-Borrowers hereby agree that (i) the Loans outstanding under the Existing Credit Agreement shall be deemed to be outstanding under this Agreement; (ii) all Letters of Credit issued and outstanding under the Existing Credit Agreement shall be deemed to be outstanding under this Agreement; (iii) all accrued and unpaid interest and fees under the Existing Credit Agreement shall be deemed to be outstanding under this Agreement; and (iv) this Agreement is not intended to be an extinguishment or novation of the Co-Borrowers’ Obligations under the Existing Credit Agreement, but rather in renewal and extension of such Obligations.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AVISTA ENERGY, INC.,
a Washington corporation

By:	/s/ Dennis Vermillion
Name:	Dennis Vermillion
Title:	President & C.O.O.

AVISTA ENERGY CANADA LTD.,
a corporation of the province of Alberta, Canada

By:	/s/ Dennis Vermillion
Name:	Dennis Vermillion
Title:	President & C.O.O.

Co-Borrowers’ Address:
201 W. North River Drive Suite 610 Spokane, Washington 99201 Attention: Dennis Vermillion Telephone: (509) 688-6000 Facsimile: (509) 688-6154 E-mail: dennis.vermillion@avistaenergy.com

BNP PARIBAS, as Administrative Agent, Collateral Agent, and an Issuing Bank,

By:	/s/ A-C. Mathiot
Name:	A-C. Mathiot
Title:	Director

By:	/s/ Keith Cox
Name:	Keith Cox
Title:	Director

787 Seventh Avenue New York, NY 10019 Attention: Anne-Catherine Mathiot Phone: 212-841-2575 Fax: 212-841-2536 E-mail: anne-catherine.mathiot@americas.bnpparibas.com

BNP PARIBAS, as a Bank

By:	/s/ A-C. Mathiot
Name:	A-C. Mathiot
Title:	Director

By:	/s/ Keith Cox
Name:	Keith Cox
Title:	Director

787 Seventh Avenue New York, NY 10019 Attention: Anne-Catherine Mathiot Phone: 212-841-2575 Fax: 212-841-2536 E-mail: anne-catherine.mathiot@americas.bnpparibas.com

FORTIS CAPITAL CORP., Documentation Agent and an Issuing Bank

By:	/s/ Irene C. Rummel
Name:	Irene C. Rummel
Title:	Senior Vice President

By:	/s/ Chad Clark
Name:	Chad Clark
Title:	Vice President

15455 North Central Parkway Suite 1400 Addison, TX 75001 Attention: Irene Rummel Phone: 214-953-9313 Fax: 214-969-9332 E-mail: irene.rummel@fortiscapitalusa.com

FORTIS CAPITAL CORP., as a Bank

By:	/s/ Irene C. Rummel
Name:	Irene C. Rummel
Title:	Senior Vice President

By:	/s/ Chad Clark
Name:	Chad Clark
Title:	Vice President

15455 North Central Parkway Suite 1400 Addison, TX 75001 Attention: Irene Rummel Phone: 214-953-9313 Fax: 214-969-9332 E-mail: irene.rummel@fortiscapitalusa.com

NATEXIS BANQUES POPULAIRES as a Bank

By:	/s/ David Pershad
Name:	David Pershad
Title:	Vice President

By:	/s/ Guillaume de Parscau
Name:	Guillaume de Parscau
Title:	First Vice President & Manager Commodities Finance Group

1251 Avenue of the Americas 34th Floor New York, NY 10020 Attention: David Pershad Phone: 212-872-5015 Fax: 212-354-9095 E-mail: david.pershad@nyc.nxbp.com